As filed with the Securities and Exchange Commission on November 24, 2010
Registration Statement No.
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form F-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TEEKAY LNG PARTNERS L.P.
(Exact name of Registrant as specified in its charter)

Republic of the Marshall Islands	4400	98-0454169
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4th Floor, Belvedere Building,
69 Pitts Bay Road,
Hamilton, HM 08, Bermuda
Telephone: (441) 298-2530
Fax: (441) 292-3931
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Watson, Farley & Williams (New York) LLP
Attention: Daniel C. Rodgers
1133 Avenue of the Americas
New York, New York 10036
(212) 922-2200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Perkins Coie LLP
Attention: David S. Matheson
1120 N.W. Couch Street, Tenth Floor
Portland, OR 97209-4128
(503) 727-2048

Approximate date of commencement of proposed sale to the public:  From time to time after this registration statement becomes effective, as determined by market conditions.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☑

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Title of Each Class of Securities to be Registered	Registered(1)	Unit(2)	Price	Registration Fee
Secondary Offering Common Units, representing limited partner interests(2)	1,052,749	$35.26	$37,119,929.74(2)	$2,646.65

(1)	Pursuant to Rule 416(a), the number of common units being registered shall be adjusted to include any additional units that may become issuable as a result of any unit distribution, split, combination or similar transaction.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended. The price per unit and aggregate offering price are based on the average of the high and low prices of the registrant’s common units on November 22, 2010 as reported on the New York Stock Exchange.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

Teekay LNG Partners L.P.

1,052,749 Common Units

This prospectus relates solely to the offer or resale of up to 1,052,749 of our common units, which represent limited partnership interests in Teekay LNG Partners L.P., by the selling securityholder identified in this prospectus. These common units were issued pursuant to a share purchase agreement dated November 4, 2010 among us, one of our subsidiaries and the selling securityholder in a transaction exempt from the registration requirements of the U.S. Securities Act of 1933. We will not receive any of the proceeds from the sale of these common units by the selling securityholder.

The selling securityholder named in this prospectus, or its donees, pledgees, transferees or other successors-in-interest, may offer or resell the common units from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling securityholder may resell the common units to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. For additional information on the methods of sale that may be used by the selling securityholder, please read “Plan of Distribution.”

Our common units trade on the New York Stock Exchange under the symbol “TGP.”

Limited partnerships are inherently different than corporations. You should carefully consider each of the factors described under “Risk Factors” beginning on page 6 of this prospectus before you make an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

November 24, 2010

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You should rely only on the information contained in this prospectus, any prospectus supplement and the documents incorporated by reference in this prospectus. We have not authorized anyone else to give you different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents. We will disclose material changes in our affairs in an amendment to this prospectus, a prospectus supplement or a future filing with the U.S. Securities and Exchange Commission (or SEC) incorporated by reference in this prospectus.

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ABOUT THIS PROSPECTUS

This prospectus is part of an “automatic shelf” registration statement that we filed with the SEC as a “well-known seasoned issuer” as defined in Rule 405 under the U.S. Securities Act of 1933, as amended, using a shelf registration process. The selling securityholder referred to in the prospectus may offer and resell from time to time up to 1,052,749 of our common units. You should read this prospectus together with additional information described below under the headings “Where You Can Find More Information” and “Documents Incorporated by Reference.”

This prospectus does not cover the issuance of any of our common units by us to the selling securityholder, and we will not receive any of the proceeds from any sale of common units by the selling securityholder. Except for underwriting discounts and selling commissions, if any, transfer taxes, if any, and the fees and expenses of its own counsel, which are to be paid by the selling securityholder, we have agreed to pay the expenses incurred in connection with the registration of the common units owned by the selling securityholder covered by this prospectus.

Unless otherwise indicated, the term “selling securityholder” as used in this prospectus means the selling securityholder identified in this prospectus and its donees, pledgees, transferees and other successors-in-interest. Unless otherwise indicated, references in this prospectus to “Teekay LNG Partners,” “we,” “us” and “our” and similar terms refer to Teekay LNG Partners L.P. and/or one or more of its subsidiaries, except that those terms, when used in this prospectus in connection with the common units described herein, shall mean Teekay LNG Partners L.P. References in this prospectus to “Teekay Corporation” refer to Teekay Corporation and/or any one or more of its subsidiaries.

Unless otherwise indicated, all references in this prospectus to “dollars” and “$” are to, and amounts are presented in, U.S. Dollars, and financial information presented in this prospectus is prepared in accordance with accounting principles generally accepted in the United States (or GAAP).

The information in this prospectus is accurate as of its date. You should read carefully this prospectus, any prospectus supplement, and the additional information described below under the heading “Where You Can Find More Information” and “Incorporation of Documents by Reference.”

TEEKAY LNG PARTNERS L.P.

Teekay LNG Partners L.P. is an international provider of marine transportation services for liquefied natural gas (or LNG), liquefied petroleum gas (or LPG) and crude oil. We were formed in 2004 by Teekay Corporation (NYSE: TK), the world’s largest owner and operator of medium sized crude oil tankers, to expand its operations in the LNG shipping sector. Our primary growth strategy focuses on expanding our fleet of LNG and LPG carriers under long-term, fixed-rate time charters. We intend to continue our practice of acquiring LNG and LPG carriers as needed for approved projects only after the long-term charters for the projects have been awarded to us, rather than ordering vessels on a speculative basis. In executing our growth strategy, we may engage in vessel or business acquisitions or enter into joint ventures and partnerships with companies that may provide increased access to emerging opportunities from global expansion of the LNG and LPG sectors. We seek to leverage the expertise, relationships and reputation of Teekay Corporation and its affiliates to pursue these opportunities in the LNG and LPG sectors and may consider other opportunities to which our competitive strengths are well suited. Teekay Corporation owns and controls our general partner and owns a substantial limited partner interest in us. As of the date of this prospectus, our fleet includes LNG and LPG carriers and Suezmax-class crude oil tankers, all of which are double-hulled and generally operate under long-term, fixed rate time charters with major energy and utility companies. We view our Suezmax tanker fleet primarily as a source of stable cash flow.

Our operations are conducted through, and our operating assets are owned by, our subsidiaries. We own our interests in our subsidiaries through our 100% ownership interest in our operating company, Teekay LNG Operating L.L.C., a Marshall Islands limited liability company. Our general partner, Teekay GP L.L.C., a Marshall Islands limited liability company, has an economic interest in us and manages our operations and activities. Our general partner does not receive any management fee or other compensation in connection with its management of our business, but it is entitled to be reimbursed for all direct and indirect expenses incurred on our behalf.

We are incorporated under the laws of the Republic of The Marshall Islands as Teekay LNG Partners L.P. and maintain our principal executive headquarters at 4th Floor, Belvedere Building, 69 Pitts Bay Road, Hamilton, HM 08, Bermuda. Our telephone number at such address is (441) 298-2530. Our website is www.teekaylng.com. The information on our website is not part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 regarding the securities covered by this prospectus. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the securities offered in this prospectus, you may wish to review the full registration statement, including its exhibits. In addition, we file annual, quarterly and other reports with and furnish information to the SEC. You may inspect and copy any document we file with or furnish to the SEC at the public reference facilities maintained by the SEC at 100 F Street, NE, Washington, D.C. 20549. Copies of this material can also be obtained upon written request from the Public Reference Section of the SEC at that address, at prescribed rates, or from the SEC’s web site on the Internet at www.sec.gov free of charge. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms. You can also obtain information about us at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

As a foreign private issuer, we are exempt under the U.S. Securities Exchange Act of 1934 (or the Exchange Act) from, among other things, certain rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal unitholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act, including the filing of quarterly reports or current reports on Form 8-K. However, we intend to make available quarterly reports containing our unaudited interim financial information for the first three fiscal quarters of each fiscal year.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information that we file with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Information that we later provide to the SEC, and which is deemed to be “filed” with the SEC, automatically will update information previously filed with the SEC, and may replace information in this prospectus.

We incorporate by reference into this prospectus the documents listed below:

•	our Annual Report on Form 20-F for the year ended December 31, 2009;

•	all subsequent Annual Reports on Form 20-F filed prior to the termination of this offering by the selling securityholder;

•	our Reports on Form 6-K furnished to the SEC on March 19, 2010, June 1, 2010 and September 1, 2010 respectively;

•	all subsequent Reports on Form 6-K furnished prior to the termination of this offering by the selling securityholder, that we identify in such Reports as being incorporated by reference into the registration statement of which this prospectus is a part; and

•	the description of our common units contained in our Registration Statement on Form 8-A/A filed on September 29, 2006, including any subsequent amendments or reports filed for the purpose of updating such description.

These reports contain important information about us, our financial condition and our results of operations.

You may obtain any of the documents incorporated by reference in this prospectus from the SEC through its public reference facilities or its website at the addresses provided above. You also may request a copy of any document incorporated by reference in this prospectus (excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in this document), at no cost, by visiting our Internet website at www.teekaylng.com, or by writing or calling us at the following address:

Teekay LNG Partners L.P.
4th Floor, Belvedere Building,
69 Pitts Bay Road,
Hamilton, HM 08, Bermuda
Attention: Corporate Secretary
(441) 298-2530

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with any information. You should not assume that the information incorporated by reference or provided in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each document.

FORWARD-LOOKING STATEMENTS

All statements, other than statements of historical fact, included in or incorporated by reference into this prospectus and any prospectus supplements are forward-looking statements. In addition, we and our representatives may from time to time make other oral or written statements that are also forward-looking statements. Such statements include, in particular, statements about our plans, strategies, business prospects, changes and trends in our business, and the markets in which we operate. In some cases, you can identify the forward-looking statements by the use of words such as “may,” “will,” “could,” “should,” “would,” “expect,” “plan,” “anticipate,” “intend,” “forecast,” “believe,” “estimate,” “predict,” “propose,” “potential,” “continue” or the negative of these terms or other comparable terminology.

These and other forward-looking statements are subject to risks, uncertainties and assumptions, including those risks discussed in “Risk Factors” below and those risks discussed in other reports we file with the SEC and that are incorporated in this prospectus by reference, including, without limitation, our Annual Report on Form 20-F for the year ended December 31, 2009. The risks, uncertainties and assumptions involve known and unknown risks and are inherently subject to significant uncertainties and contingencies, many of which are beyond our control.

Forward-looking statements are made based upon management’s current plans, expectations, estimates, assumptions and beliefs concerning future events affecting us and, therefore, involve a number of risks and uncertainties, including those risks discussed in “Risk Factors.” We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.

We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of these factors. Further, we cannot assess the effect of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement.

RISK FACTORS

Before investing in our common units, you should carefully consider all of the information included or incorporated by reference into this prospectus. Although many of our business risks are comparable to those of a corporation engaged in a similar business, limited partner interests are inherently different from the capital stock of a corporation. When evaluating an investment in our common units, you should carefully consider the discussion of risk factors in our Annual Report on Form 20-F and our Reports on Form 6-K filed on June 1, 2010 and September 1, 2010, which are incorporated by reference into this prospectus. If any of these risks or other risks incorporated by reference into this prospectus were to occur, our business, financial condition or operating results could be materially adversely affected. In that case, our ability to pay distributions on our common units may be reduced, the trading price of our common units could decline, and you could lose all or part of your investment. In addition we are subject to the following risks and uncertainties.

Risks Inherent in an Investment in Us

Our partnership agreement limits our general partner’s fiduciary duties to our unitholders and restricts the remedies available to unitholders for actions taken by our general partner.

Our partnership agreement contains provisions that reduce the standards to which our general partner would otherwise be held by Marshall Islands law. For example, our partnership agreement:

•	permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. Where our partnership agreement permits, our general partner may consider only the interests and factors that it desires, and in such cases it has no duty or obligation to give any consideration to any interest of, or factors affecting us, our affiliates or any limited partner;

•	provides that our general partner is entitled to make other decisions in “good faith” if it reasonably believes that the decision is in our best interests;

•	generally provides that affiliated transactions and resolutions of conflicts of interest not approved by the conflicts committee of the board of directors of our general partner and not involving a vote of unitholders must be on terms no less favorable to us than those generally being provided to or available from unrelated third parties or be “fair and reasonable” to us and that, in determining whether a transaction or resolution is “fair and reasonable,” our general partner may consider the totality of the relationships between the parties involved, including other transactions that may be particularly advantageous or beneficial to us; and

•	provides that our general partner and its officers and directors will not be liable for monetary damages to us, our limited partners or assignees for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that the general partner or those other persons acted in bad faith or engaged in fraud, willful misconduct or gross negligence.

In order to become a limited partner of our partnership, a common unitholder is required to agree to be bound by the provisions in the partnership agreement, including the provisions discussed above.

Fees and cost reimbursements, which our general partner determines for services provided to us and certain of our subsidiaries, are substantial and reduce our cash available to make required payments on our debt securities and for distribution to our common unitholders.

Prior to making any distribution on the common units, we pay fees for services provided to us and certain of our subsidiaries by certain subsidiaries of Teekay Corporation, and we reimburse our general partner for all expenses it incurs on our behalf. These fees are negotiated on our behalf by our general partner, and our general partner also determines the amounts it is reimbursed. These fees and expenses include all costs incurred in providing certain advisory, ship management, technical and administrative services to us and certain of our subsidiaries. In addition, our general partner and its affiliates may provide us with other services for which the general partner or its affiliates may charge us fees, and we may pay

Teekay Corporation “incentive fees” pursuant to the omnibus agreement with it to reward and motivate Teekay Corporation for pursuing LNG or LPG projects that we may elect to undertake. The payment of fees to Teekay Corporation and its subsidiaries and reimbursement of expenses to our general partner could adversely affect our ability to make required payments on our debt securities and to pay cash distributions to our common unitholders.

Even if unitholders are dissatisfied, they cannot remove our general partner without its consent.

Unlike the holders of common stock in a corporation, unitholders have only limited voting rights on matters affecting our business and, therefore, limited ability to influence management’s decisions regarding our business. Unitholders did not elect our general partner or its board of directors and will have no right to elect our general partner or its board of directors on an annual or other continuing basis. The board of directors of our general partner is chosen by Teekay Corporation. In addition, if the unitholders are dissatisfied with the performance of our general partner, they will have little ability to remove our general partner. As a result of these limitations, the price at which the common units will trade could be diminished because of the absence or reduction of a takeover premium in the trading price.

The vote of the holders of at least 66 2/3% of all outstanding units voting together as a single class is required to remove the general partner. As of the date of this prospectus, Teekay Corporation owned a sufficient number of units to prevent the removal of the general partner.

In addition, unitholders’ voting rights are further restricted by the partnership agreement provision providing that any units held by a person that owns 20% or more of any class of units then outstanding, other than the general partner, its affiliates, their transferees, and persons who acquired such units with the prior approval of the board of directors of the general partner, cannot vote on any matter. Our partnership agreement also contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting the unitholders’ ability to influence the manner or direction of management.

The control of our general partner may be transferred to a third party without unitholder consent.

Our general partner may transfer its general partner interest to a third party in a merger or in a sale of all or substantially all of its assets without the consent of the unitholders. In addition, our partnership agreement does not restrict the ability of the members of our general partner from transferring their respective membership interests in our general partner to a third party. In the event of any such transfer, the new members of our general partner would be in a position to replace the board of directors and officers of our general partner with their own choices and to control the decisions taken by the board of directors and officers.

In establishing cash reserves, our general partner may reduce the amount of cash available for distribution to the common unitholders.

Our partnership agreement requires our general partner to deduct from operating surplus cash reserves that it determines are necessary to fund our future operating expenditures. These reserves affect the amount of cash available for distribution to our common unitholders. The partnership agreement requires our general partner each quarter to deduct from operating surplus estimated maintenance capital expenditures, as opposed to actual expenditures, which could reduce the amount of available cash for distribution to the common unitholders.

We can borrow money to pay distributions, which would reduce the amount of credit available to operate our business.

Our partnership agreement allows us to make working capital borrowings to pay distributions. Accordingly, we can make distributions on all our units even though cash generated by our operations may not be sufficient to pay such distributions. We are required to reduce all working capital borrowings for this purpose under our revolving credit agreement to zero for a period of at least 15 consecutive days once each 12-month period. Any working capital borrowings by us to make distributions may reduce the amount of working capital borrowings we can make for operating our business.

Unitholders may have liability to repay distributions.

Under some circumstances, unitholders may have to repay amounts wrongfully distributed to them. Under the Marshall Islands Limited Partnership Act (or Marshall Islands Act), we may not make a distribution to our unitholders if the distribution would cause our liabilities to exceed the fair value of our assets. Marshall Islands law provides that for a period of three years from the date of the impermissible distribution limited partners who received the distribution and who knew at the time of the distribution that it violated Marshall Islands law will be liable to the limited partnership for the distribution amount. Assignees of partnership interests who become limited partners are liable for the obligations of the assignor to make contributions to the partnership that are known to the assignee at the time it became a limited partner and for unknown obligations if the liabilities could be determined from the partnership agreement. Liabilities to partners on account of their partnership interest and liabilities that are non-recourse to the partnership are not counted for purposes of determining whether a distribution is permitted.

We have been organized as a limited partnership under the laws of the Republic of The Marshall Islands, which does not have a well-developed body of partnership law.

Our partnership affairs are governed by our partnership agreement and by the Marshall Islands Act. The provisions of the Marshall Islands Act resemble provisions of the limited partnership laws of a number of states in the United States, most notably Delaware. The Marshall Islands Act also provides that it is to be interpreted according to the non-statutory law of the State of Delaware. There have been, however, few, if any, court cases in the Marshall Islands interpreting the Marshall Islands Act, in contrast to Delaware, which has a fairly well-developed body of case law interpreting its limited partnership statute. Accordingly, we cannot predict whether Marshall Islands courts would reach the same conclusions as the courts in Delaware. For example, the rights of our unitholders and the fiduciary responsibilities of our general partner under Marshall Islands law are not as clearly established as under judicial precedent in existence in Delaware. As a result, unitholders may have more difficulty in protecting their interests in the face of actions by our general partner and its officers and directors than would unitholders of a limited partnership formed in the United States.

Because we are organized under the laws of the Marshall Islands, it may be difficult to serve us with legal process or enforce judgments against us and certain of our directors or our management.

We are organized under the laws of the Marshall Islands, and all of our assets are located outside of the United States. Our business is operated primarily from our offices in Bermuda and Spain. In addition, our general partner is a Marshall Islands limited liability company and many of its directors and officers are non-residents of the United States, and all or a substantial portion of the assets of these non-residents are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States if you believe that your rights have been infringed under securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Marshall Islands and of other jurisdictions may prevent or restrict you from enforcing a judgment against our assets or the assets of our general partner or its directors and officers.

Risks Relating to the Common Units

We may issue additional common units without the approval of the common unitholders, which would dilute their ownership interests.

Our general partner, without the approval of our unitholders, may cause us to issue an unlimited number of additional units or other equity securities of equal or senior rank. The issuance by us of additional common units or other equity securities will have the following effects:

•	our unitholders’ proportionate ownership interest in us will decrease;

•	the amount of cash available for distribution on each unit may decrease;

•	the relative voting strength of each previously outstanding unit may be diminished;

•	the market price of the common units may decline; and

•	the ratio of taxable income to distributions may increase.

Our general partner has a call right that may require common unitholders to sell their common units at an undesirable time or price.

If at any time our general partner and its affiliates own more than 80% of the common units, our general partner will have the right, but not the obligation (which it may assign to any of its affiliates or to us), to acquire all, but not less than all, of the common units held by unaffiliated persons at a price not less than their then-current market price. As a result, common unitholders may be required to sell their common units at an undesirable time or price and may not receive any return on their investment. Common unitholders may also incur a tax liability upon a sale of their units.

As of the date of this prospectus, Teekay Corporation owned approximately 46% of our common units. Teekay Corporation may acquire additional common units if it receives common units in satisfaction of obligations owed to it by us, including under any vessel purchase transactions between Teekay Corporation and us. Accordingly, our general partner and its affiliates at some point may own a sufficient percentage of our common units to enable our general partner to exercise its call right.

Our partnership agreement restricts the voting rights of unitholders owning 20% or more of our common units.

Our partnership agreement restricts unitholders’ voting rights by providing that any units held by a person that owns 20% or more of any class of units then outstanding, other than our general partner, its affiliates, their transferees and persons who acquired such units with the prior approval of the board of directors of our general partner, cannot vote on any matter. The partnership agreement also contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting the unitholders’ ability to influence the manner or direction of management.

Common unitholders may not have limited liability if a court finds that unitholder action constitutes control of our business.

As a limited partner in a partnership organized under the laws of the Marshall Islands, common unitholders could be held liable for our obligations to the same extent as a general partner if they participate in the “control” of our business. Our general partner generally has unlimited liability for the obligations of the partnership, such as its debts and environmental liabilities, except for those contractual obligations of the partnership that are expressly made without recourse to our general partner. In addition, the Marshall Islands Act provides that, under some circumstances, a unitholder may be liable to us for the amount of a distribution for a period of three years from the date of the distribution. In addition, the limitations on the liability of holders of limited partner interests for the obligations of a limited partnership have not been clearly established in some jurisdictions in which we do business.

Tax Risks

In addition to the following risk factors, you should read “Material U.S. Federal Income Tax Considerations” for a more complete discussion of expected material U.S. federal income tax considerations of owning and disposing of our securities.

You may be required to pay U.S. taxes on your share of our income even if you do not receive any cash distributions from us.

Assuming that you are a U.S. citizen, resident or other U.S. taxpayer, you will be required to pay U.S. federal income taxes and, in some cases, U.S. state and local income taxes on your share of our taxable income, whether or not you receive cash distributions from us. You may not receive cash distributions from us equal to your share of our taxable income or even equal to the actual tax liability that results from your share of our taxable income.

Because distributions may reduce a common unitholder’s tax basis in our common units, common unitholders may realize greater gain on the disposition of their units than they otherwise may expect, and common unitholders may have a tax gain even if the price they receive is less than their original cost.

If common unitholders sell their common units, they will recognize gain or loss for U.S. federal income tax purposes that is equal to the difference between the amount realized and their tax basis in those common units. Prior distributions in excess of the total net taxable income allocated decrease a common unitholder’s tax basis and will, in effect, become taxable income if common units are sold at a price greater than their tax basis, even if the price received is less than the original cost. Assuming we are not treated as a corporation for U.S. federal income tax purposes, a substantial portion of the amount realized on a sale of units, whether or not representing gain, may be ordinary income.

The recent decision of the United States Court of Appeals for the Fifth Circuit in Tidewater Inc. v. United States creates some uncertainty as to whether we will be classified as a partnership for U.S. federal income tax purposes.

In order for us to be classified as a partnership for U.S. federal income tax purposes, more than 90% of our gross income each year must be “qualifying income” under Section 7704 of the U.S. Internal Revenue Code of 1986, as amended (the Code). For this purpose, “qualifying income” includes income from providing marine transportation services to customers with respect to crude oil, natural gas and certain products thereof but may not include rental income from leasing vessels to customers.

The decision of the United States Court of Appeals for the Fifth Circuit in Tidewater Inc. v. United States, 565 F.3d 299 (5th Cir. 2009) held that income derived from certain time chartering activities should be treated as rental income rather than services income for purposes of a foreign sales corporation provision of the Code. However, the Internal Revenue Service (or IRS) stated in an Action on Decision (AOD 2010-001) that it disagrees with, and will not acquiesce to, the way that the rental versus services framework was applied to the facts in the Tidewater decision, and in its discussion stated that the time charters at issue in Tidewater would be treated as producing services income for purposes of the passive foreign investment company provisions of the Code. The IRS’s statement with respect to Tidewater cannot be relied upon or otherwise cited as precedent by taxpayers. Consequently, in the absence of any binding legal authority specifically relating to the statutory provisions governing “qualifying income” under Section 7704 of the Code, there can be no assurance that the IRS or a court would not follow the Tidewater decision in interpreting the “qualifying income” provisions under Section 7704 of the Code. Nevertheless, our counsel, Perkins Coie LLP, is of the opinion that our time charter income should be “qualifying income” within the meaning of Section 7704(d) of the Code. No assurance can be given, however, that the opinion of Perkins Coie LLP would be sustained by a court if contested by the IRS. Please read “Material U.S. Federal Income Tax Considerations — Classification as a Partnership.”

The after-tax benefit of an investment in the common units may be reduced if we cease to be treated as a partnership for U.S. federal income tax purposes.

The anticipated after-tax benefit of an investment in the common units may be reduced if we cease to be treated as a partnership for U.S. federal income tax purposes. If we cease to be treated as a partnership for U.S. federal income tax purposes, we would be treated as becoming a corporation for such purposes, and common unitholders could suffer material adverse tax or economic consequences, including the following:

•	The ratio of taxable income to distributions with respect to common units would increase because items would not be allocated to account for any differences between the fair market value and the basis of our assets at the time our common units are issued.

•	Common unitholders may recognize income or gain on any change in our status from a partnership to a corporation that occurs while they hold units.

•	We would not be permitted to adjust the tax basis of a secondary market purchaser in our assets under Section 743(b) of the Code. As a result, a person who purchases common units from a common unitholder in the secondary market after this offering may realize materially more taxable income each year with respect to the units. This could reduce the value of the common unitholder’s common units.

•	Common unitholders would not be entitled to claim any credit against their U.S. federal income tax liability for non-U.S. income tax liabilities incurred by us.

•	If we fail to qualify for an exemption from U.S. tax on the U.S. source portion of our income attributable to transportation that begins or ends (but not both) in the United States, we will be subject to U.S. tax on such income on a gross basis (that is, without any allowance for deductions) at a rate of 4%. The imposition of this tax would have a negative effect on our business and would result in decreased cash available for distribution to common unitholders.

•	We also may be considered a passive foreign investment company (or PFIC) for U.S. federal income tax purposes. U.S. shareholders of a PFIC are subject to an adverse U.S. federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC, and the gain, if any, they derive from the sale or other disposition of their interests in the PFIC.

Please read “Material U.S. Federal Income Tax Considerations — Possible Classification as a Corporation.”.

U.S. tax-exempt entities and non-U.S. persons face unique U.S. tax issues from owning common units that may result in adverse U.S. tax consequences to them.

Investments in common units by U.S. tax-exempt entities, including individual retirement accounts (known as IRAs), other retirements plans and non-U.S. persons raise issues unique to them. Assuming we are classified as a partnership for U.S. federal income tax purposes, virtually all of our income allocated to organizations exempt from U.S. federal income tax will be unrelated business taxable income and generally will be subject to U.S. federal income tax. In addition, non-U.S. persons may be subject to a 4% U.S. federal income tax on the U.S. source portion of our gross income attributable to transportation that begins or ends (but not both) in the United States, or distributions to them may be reduced on account of withholding of U.S. federal income tax by us in the event we are treated as having a fixed place of business in the United States or otherwise earn U.S. effectively connected income, unless an exemption applies and they file U.S. federal income tax returns to claim such exemption.

The sale or exchange of 50% or more of our capital or profits interests in any 12-month period will result in the termination of our partnership for U.S. federal income tax purposes.

We will be considered to have been terminated for U.S. federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital or profits within any 12-month period. Our termination would, among other things, result in the closing of our taxable year for all unitholders and could result in a deferral of depreciation deductions allowable in computing our taxable income. Please read “Material U.S. Federal Income Tax Considerations — Disposition of Common Units — Constructive Termination.”

Common unitholders may be subject to income tax in one or more non-U.S. countries, including Canada, as a result of owning our common units if, under the laws of any such country, we are considered to be carrying on business there. Such laws may require common unitholders to file a tax return with, and pay taxes to, those countries. Any foreign taxes imposed on us or any of our subsidiaries will reduce our cash available for distribution to common unitholders.

We intend that our affairs and the business of each of our subsidiaries is conducted and operated in a manner that minimizes foreign income taxes imposed upon us and our subsidiaries or which may be imposed upon you as a result of owning our common units. However, there is a risk that common unitholders will be subject to tax in one or more countries, including Canada, as a result of owning our common units if, under the laws of any such country, we are considered to be carrying on business there. If common unitholders are subject to tax in any such country, common unitholders may be required to file a tax return with, and pay taxes to, that country based on their allocable share of our income. We may be required to reduce distributions to common unitholders on account of any withholding obligations imposed upon us by that country in respect of such allocation to common unitholders. The United States may not allow a tax credit for any foreign income taxes that common unitholders directly or indirectly incur. Any foreign taxes imposed on us or any of our subsidiaries will reduce our cash available for common unitholders.

Teekay Corporation owns less than 50% of our outstanding equity interests, which could cause certain of our subsidiaries and us to be subject to additional tax.

Certain of our subsidiaries are classified as corporations for U.S. federal income tax purposes. As such, these subsidiaries will be subject to U.S. federal income tax on the U.S. source portion of our income attributable to transportation that begins or ends (but not both) in the United States if they fail to qualify for an exemption from U.S. federal income tax (the Section 883 Exemption). Teekay Corporation indirectly owns less than 50% of certain of our subsidiaries’ and our outstanding equity interests. Consequently, we expect these subsidiaries would fail to qualify for the Section 883 Exemption in 2010 and subsequent tax years. Any resulting imposition of U.S. federal income taxes will result in decreased cash available for distribution to common unitholders.

In addition, if we cease to be treated as a partnership for U.S. federal income tax purposes, we expect that we also would fail to qualify for the Section 883 Exemption in 2010 and subsequent tax years and that any resulting imposition of U.S. federal income taxes would result in decreased cash available for distribution to common unitholders. Please read “Material U.S. Federal Income Tax Considerations — Possible Classification as a Corporation — The Section 883 Exemption” and “Material U.S. Federal Income Tax Considerations — Taxation of Our Subsidiary Corporations.”

The IRS may challenge the manner in which we value our assets in determining the amount of income, gain, loss and deduction allocable to the unitholders, which could adversely affect the value of the common units.

A unitholder’s taxable income or loss with respect to a common unit each year will depend upon a number of factors, including the nature and fair market value of our assets at the time the holder acquired the common unit, whether we issue additional units or whether we engage in certain other transactions, and the manner in which our items of income, gain, loss and deduction are allocated among our partners. For this purpose, we determine the value of our assets and the relative amounts of our items of income, gain, loss and deduction allocable to our unitholders and our general partner as holder of the incentive distribution rights by reference to the value of our interests, including the incentive distribution rights. The IRS may challenge any valuation determinations that we make, particularly as to the incentive distribution rights, for which there is no public market. In addition, the IRS could challenge certain other aspects of the manner in which we determine the relative allocations made to our unitholders and to the general partner as holder of our incentive distribution rights.

A successful IRS challenge to our valuation or allocation methods could increase the amount of net taxable income and gain realized by a unitholder with respect to a common unit. Any such IRS challenge, whether or not successful, could adversely affect the value of our common units.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of common units by the selling securityholder under this prospectus and any related prospectus supplement. Please read “Selling Securityholder” beginning on page 14 of this prospectus.

SELLING SECURITYHOLDER

On November 4, 2010, we issued 1,052,749 common units to Exmar NV as partial consideration for an interest in a vessel pursuant to a share purchase agreement dated November 4, 2010 among us, one of our subsidiaries and Exmar NV, in a transaction exempt from the registration requirements of the U.S. Securities Act of 1933. This share purchase agreement was executed in conjunction with a series of additional agreements, all executed on November 4, 2010, through which we also acquired an interest in a second Exmar vessel and entered arrangements with Exmar regarding the management of both vessels. In the share purchase agreement, Exmar NV represented to us that, among other things, it was an accredited investor and was acquiring the common units for its own account and not with a view to resell or distribute such units in violation of U.S. securities laws. Exmar NV is referred to herein as the “selling securityholder.”

The selling securityholder owns 1,052,749 common units as of the date of this prospectus, which constitutes 1.9% of our common units, and may offer all such common units under this prospectus. Because the selling securityholder may offer all or less than all of the common units covered by this prospectus from time to time, we cannot estimate the amount of our common units that will be held by the selling securityholder as of any particular date. For information on the procedure for sales by the selling securityholder, please read the disclosure set forth under the heading “Plan of Distribution.”

The selling securityholder’s address is de Gerlachekaai 20, B-2000, Antwerp, Belgium. The information concerning the selling securityholder may change from time to time, and any changes and the names of any transferees, pledgees, donees and other successors in interest will be set forth in supplements to this prospectus to the extent required.

DESCRIPTION OF THE COMMON UNITS

Our common units represent limited partner interests in us. The holders of units are entitled to participate in partnership distributions and exercise the rights and privileges available to limited partners under our partnership agreement. For a description of the relative rights and privileges of holders of common units and our general partner in and to partnership distributions, please read “Cash Distributions.”

Number of Units

As of the date of this prospectus, we had 55,106,100 common units outstanding, of which 29,897,826 were held by the public and 25,208,274 were held by Teekay Corporation, which owns our general partner. The common units outstanding represent an aggregate 98% limited partner interest and the general partner interest represents a 2% general partner interest in us.

Issuance of Additional Securities

Our partnership agreement authorizes us to issue an unlimited number of additional partnership securities and rights to buy partnership securities for the consideration and on the terms and conditions determined by our general partner without the approval of our unitholders.

We may fund acquisitions through the issuance of additional common units or other equity securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional common units or other equity securities interests may dilute the value of the interests of the then-existing holders of common units in our net assets.

In accordance with Marshall Islands law and the provisions of our partnership agreement, we may also issue additional partnership securities interests that, as determined by the general partner, have special voting or other rights to which the common units are not entitled.

Upon issuance of additional partnership securities, our general partner will be required to make additional capital contributions to the extent necessary to maintain its 2% general partner interest in us. In addition, our general partner and its affiliates have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units or other equity securities whenever, and on the same terms that, we issue those securities to persons other than our general partner and its affiliates, to the extent necessary to maintain its and its affiliates’ percentage interest, including its interest represented by common units that existed immediately prior to each issuance. Other holders of common units do not have similar preemptive rights to acquire additional common units or other partnership securities.

Meetings; Voting

Unlike the holders of common stock in a corporation, the holders of our units have only limited voting rights on matters affecting our business. They have no right to elect our general partner (who manages our operations and activities) or the directors of our general partner on an annual or other continuing basis. On those matters that are submitted to a vote of unitholders, each record holder of a unit may vote according to the holder’s percentage interest in us, although additional limited partner interests having special voting rights could be issued. However, if at any time any person or group, other than our general partner and its affiliates (or a direct or subsequently approved transferee of our general partner or its affiliates or a transferee approved by the board of directors of our general partner) acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum, or for other similar purposes.

The common units held by our general partners or any of its affiliates are not entitled to vote on approval of the withdrawal of our general partner or the transfer by our general partner of its general partner interest or incentive distribution rights under some circumstances. Removal of our general partner requires:

•	a 66 2/3% vote of all outstanding units, voting as a single class; and

•	the election of a successor general partner by the holders of a majority of the outstanding common units.

Except as described above regarding a person or group owning 20% or more of any class of units then outstanding, unitholders or assignees who are record holders of units on the record date will be entitled to notice of, and to vote at, any meetings of our limited partners and to act upon matters for which approvals may be solicited. Common units that are owned by an assignee who is a record holder, but who has not yet been admitted as a limited partner, will be voted by the general partner at the written direction of the record holder. Absent direction of this kind, the common units will not be voted, except that, in the case of common units held by our general partner on behalf of unpermitted citizen assignees, our general partner will distribute the votes on those common units in the same ratios as the votes of limited partners with respect to other units are cast.

Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Call Right

If at any time our general partner and its affiliates hold more than 80% of the then-issued and outstanding partnership securities of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the remaining partnership securities of the class held by unaffiliated persons as of a record date to be selected by our general partner, on at least 10 but not more than 60 days’ notice. The purchase price in this event is the greater of (1) the highest cash price paid by either the general partner or any of its affiliates for any partnership securities of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those partnership securities; and (2) the current market price as of the date three days before the date the notice is mailed.

As a result of our general partner’s right to purchase outstanding partnership securities, a holder of partnership securities may have the holder’s partnership securities purchased at an undesirable time or price. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of common units in the market. Please read “Material U.S. Federal Income Tax Considerations — Disposition of Common Units.”

Exchange Listing

Our common units are listed on the New York Stock Exchange, where they trade under the symbol “TGP.”

Transfer Agent and Registrar

BNY Mellon Shareowner Services serves as registrar and transfer agent for our common units. We pay all fees charged by the transfer agent for transfers of common units, except the following, which must be paid by unitholders:

•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

•	special charges for services requested by a holder of a common unit; and

•	other similar fees or charges.

There is no charge to unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Transfer of Common Units

Transfers of a common unit will not be recorded by the transfer agent or recognized by us unless the transferee executes and delivers a transfer application. By executing and delivering a transfer application, the transferee of common units:

•	becomes the record holder of the common units and is an assignee until admitted into our partnership as a substituted limited partner;

•	automatically requests admission as a substituted limited partner in the partnership;

•	agrees to be bound by the terms and conditions of, and executes, our partnership agreement;

•	represents that the transferee has the capacity, power and authority to enter into our partnership agreement;

•	grants powers of attorney to officers of our general partner and any liquidator of us as specified in our partnership agreement; and

•	gives the consents and approvals contained in our partnership agreement.

An assignee will become a substituted limited partner of our partnership for the transferred common units automatically upon the recording of the transfer on our books and records. Our general partner will cause any unrecorded transfers for which a completed and duly executed transfer application has been received to be recorded on our books and records no less frequently than quarterly.

A transferee’s broker, agent or nominee may complete, execute and deliver a transfer application. We are entitled to treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to request admission as a substituted limited partner in our partnership for the transferred common units. A purchaser or transferee of common units who does not execute and deliver a transfer application obtains only:

•	the right to assign the common unit to a purchaser or other transferee; and

•	the right to transfer the right to seek admission as a substituted limited partner in our partnership for the transferred common units.

Thus, a purchaser or transferee of common units who does not execute and deliver a transfer application:

•	will not receive cash distributions or U.S. federal income tax allocations, unless the common units are held in a nominee or “street name” account and the nominee or broker has executed and delivered a transfer application; and

•	may not receive some U.S. federal income tax information or reports furnished to record holders of common units.

The transferor of common units has a duty to provide the transferee with all information that may be necessary to transfer the common units. The transferor does not have a duty to ensure the execution of the transfer application by the transferee and has no liability or responsibility if the transferee neglects or chooses not to execute and forward the transfer application to the transfer agent.

Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Other Matters

Merger, Sale, or Other Disposition of Assets.  A merger or consolidation of us requires the consent of our general partner, in addition to the unitholder vote described above under “— Meetings; Voting.” However, our general partner will have no duty or obligation to consent to any merger or consolidation and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. In addition, although our partnership agreement generally requires the unitholder vote described above “— Meetings; Voting” for the sale, exchange or other disposition of all or substantially all of our assets in a single transaction or a series of related transactions, our general partner may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without that approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without that approval. The unitholders are not entitled to dissenters’ rights of appraisal under our partnership agreement or applicable law in the event of a conversion, merger or consolidation, a sale of all or substantially all of our assets, or any other transaction or event.

Registration Rights.  Under our partnership agreement, we have agreed to register for resale under the U.S. Securities Act of 1933 and applicable state securities laws any common units or other partnership securities proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available or advisable. These registration rights continue for two years following any withdrawal or removal of Teekay GP L.L.C. as our general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions.

Summary of Our Partnership Agreement

A copy of our partnership agreement is filed as an exhibit to the registration statement of which this prospectus is a part. A summary of the important provisions of our partnership agreement and the rights and privileges of our unitholders is included in our registration statement on Form 8-A/A as filed with the SEC on September 29, 2006, including any subsequent amendments or reports filed for the purpose of updating such description. Please read “Where You Can Find More Information.”

CASH DISTRIBUTIONS

Distributions of Available Cash

General

Our partnership agreement provides that within approximately 45 days after the end of each quarter we will distribute all of our available cash to unitholders of record on the applicable record date.

Definition of Available Cash

Available cash generally means, for each fiscal quarter, all cash on hand at the end of the quarter (including our proportionate share of cash on hand of certain subsidiaries we do not wholly own):

•	less the amount of cash reserves (including our proportionate share of cash reserves of certain subsidiaries we do not wholly own) established by our general partner to:

•	provide for the proper conduct of our business (including reserves for future capital expenditures and for our anticipated credit needs);

•	comply with applicable law, any of our debt instruments, or other agreements; or

•	provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters;

•	plus all cash on hand (including our proportionate share of cash on hand of certain subsidiaries we do not wholly own) on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter. Working capital borrowings are generally borrowings that are made under our credit agreement and in all cases are used solely for working capital purposes or to pay distributions to partners.

Minimum Quarterly Distribution

Common unitholders are entitled under our partnership agreement to receive a quarterly distribution of $0.4125 per unit, or $1.65 per year, and to the extent we have sufficient cash from our operations after establishment of cash reserves and payment of fees and expenses, including payments to our general partner. Our general partner has the authority to determine the amount of our available cash for any quarter. This determination, as well as all determinations made by the general partner, must be made in good faith. Subsequent to our initial public offering in May 2005, our general partner’s board of directors has declared increases in our quarterly distribution to $0.60 per unit, or $2.40 per year. There is no guarantee that we will pay the quarterly distribution in this amount or the minimum quarterly distribution on the common units in any quarter, and we will be prohibited from making any distributions to unitholders if it would cause an event of default, or an event of default is existing, under our credit facilities.

Operating Surplus and Capital Surplus

General

All cash distributed to unitholders is characterized as either “operating surplus” or “capital surplus.” We treat distributions of available cash from operating surplus differently than distributions of available cash from capital surplus.

Definition of Operating Surplus

Operating surplus for any period generally means:

•	our cash balance (including our proportionate share of cash balances of certain subsidiaries we do not wholly own) on May 10, 2005, the closing date of our initial public offering, other than cash reserved to terminate interest rate swap agreements; plus

•	$10 million (as described below); plus

•	all of our cash receipts (including our proportionate share of cash receipts of certain subsidiaries we do not wholly own) after the closing of our initial public offering, excluding cash from (1) borrowings, other than working capital borrowings, (2) sales of equity and debt securities, (3) sales or other dispositions of assets outside the ordinary course of business, (4) termination of interest rate swap agreements, (5) capital contributions or (6) corporate reorganizations or restructurings; plus

•	working capital borrowings (including our proportionate share of working capital borrowings by certain subsidiaries we do not wholly own) made after the end of a quarter but before the date of determination of operating surplus for the quarter; plus

•	interest paid on debt incurred (including periodic net payments under related interest rate swap agreements) and cash distributions paid on equity securities issued, in each case, to finance all or any portion of the construction, replacement or improvement of a capital asset such as vessels during the period from such financing until the earlier to occur of the date the capital asset is put into service or the date that it is abandoned or disposed of; plus

•	interest paid on debt incurred (including periodic net payments under related interest rate swap agreements) and cash distributions paid on equity securities issued, in each case, to pay the construction period interest on debt incurred, or to pay construction period distributions on equity issued, to finance the construction projects described in the immediately preceding bullet; less

•	all of our cash operating expenditures (including our proportionate share of cash operating expenditures of certain subsidiaries we do not wholly own) after the closing of our initial public offering and the repayment of working capital borrowings, but not (1) the repayment of other borrowings, (2) actual maintenance capital expenditures or expansion capital expenditures, (3) transaction expenses (including taxes) related to interim capital transactions or (4) distributions; less

•	estimated maintenance capital expenditures and the amount of cash reserves (including our proportionate share of cash reserves of certain subsidiaries we do not wholly own) established by our general partner to provide funds for future operating expenditures.

As described above, operating surplus does not only reflect actual cash on hand that is available for distribution to our unitholders. For example, it also includes a provision that enables us, if we choose, to distribute as operating surplus up to $10 million of cash we may receive from non-operating sources, such as asset sales, issuances of securities and long-term borrowings, that would otherwise be distributed as capital surplus. In addition, the effect of including, as described above, certain cash distributions on equity securities or interest payments on debt in operating surplus is to increase operating surplus by the amount of any such cash distributions or interest payments. As a result, we may also distribute as operating surplus up to the amount of any such cash distributions or interest payments of cash we receive from non-operating sources.

Capital Expenditures

For purposes of determining operating surplus, maintenance capital expenditures are those capital expenditures required to maintain over the long term the operating capacity of or the revenue generated by our capital assets, and expansion capital expenditures are those capital expenditures that increase the operating capacity of or the revenue generated by our capital assets. To the extent, however, that capital expenditures associated with acquiring a new vessel increase the revenues or the operating capacity of our fleet, those capital expenditures are classified as expansion capital expenditures.

Examples of maintenance capital expenditures include capital expenditures associated with dry-docking a vessel or acquiring a new vessel to the extent such expenditures are incurred to maintain the operating capacity of or the revenue generated by our fleet. Maintenance capital expenditures also include interest (and related fees) on debt incurred and distributions on equity issued to finance the construction of a replacement vessel and paid during the construction period, which we define as the period beginning on the date that we enter into a binding construction contract and ending on the earlier of the date that the replacement vessel commences commercial service or the date that the replacement vessel is abandoned or disposed of. Debt incurred to pay or equity issued to fund construction period interest payments, and distributions on such equity, also are considered maintenance capital expenditures.

Because our maintenance capital expenditures can be very large and vary significantly in timing, the amount of our actual maintenance capital expenditures may differ substantially from period to period, which could cause similar fluctuations in the amounts of operating surplus, adjusted operating surplus, and available cash for distribution to our unitholders if we subtracted actual maintenance capital expenditures from operating surplus each quarter. Accordingly, to eliminate the effect on operating surplus of these fluctuations, our partnership agreement requires that an amount equal to an estimate of the average quarterly maintenance capital expenditures necessary to maintain the operating capacity of or the revenue generated by our capital assets over the long term be subtracted from operating surplus each quarter, as opposed to the actual amounts spent. The amount of estimated maintenance capital expenditures deducted from operating surplus is subject to review and change by the board of directors of our general partner at least once a year, provided that any change must be approved by our conflicts committee. The estimate is made at least annually and whenever an event occurs that is likely to result in a material adjustment to the amount of our maintenance capital expenditures, such as a major acquisition or the introduction of new governmental regulations that affects our fleet. For purposes of calculating operating surplus, any adjustment to this estimate is prospective only.

The use of estimated maintenance capital expenditures in calculating operating surplus has the following effects:

•	it reduces the risk that actual maintenance capital expenditures in any one quarter will be large enough to make operating surplus less than the minimum quarterly distribution to be paid on all the units for that quarter and subsequent quarters;

•	it reduces the need for us to borrow under our working capital facility to pay distributions; and

•	it is more difficult for us to raise our distribution on our units above the minimum quarterly distribution and pay incentive distributions to our general partner.

Definition of Capital Surplus

Capital surplus generally is generated only by:

•	borrowings other than working capital borrowings;

•	sales of debt and equity securities; and

•	sales or other dispositions of assets for cash, other than inventory, accounts receivable and other current assets sold in the ordinary course of business or non-current assets sold as part of normal retirements or replacements of assets.

Characterization of Cash Distributions

We treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since we began operations equals the operating surplus as of the most recent date of determination of available cash. We treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. We do not anticipate that we will make any distributions from capital surplus.

Distributions of Available Cash From Operating Surplus

We make distributions of available cash from operating surplus in the following manner:

•	first, 98% to all unitholders, pro rata, and 2% to our general partner, until we distribute for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “Incentive Distribution Rights” below.

Incentive Distribution Rights

Incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Our general partner currently holds the incentive distribution rights, but may transfer these rights separately from its general partner interest, subject to restrictions in the partnership agreement.

If for any quarter:

•	we have distributed available cash from operating surplus to the common unitholders in an amount equal to the minimum quarterly distribution;

then, we distribute any additional available cash from operating surplus for that quarter among the unitholders and our general partner in the following manner:

•	first, 98% to all unitholders, pro rata, and 2% to our general partner, until each unitholder receives a total of $0.4625 per unit for that quarter (the “first target distribution”);

•	second, 85% to all unitholders, pro rata, and 15% to our general partner, until each unitholder receives a total of $0.5375 per unit for that quarter (the “second target distribution”);

•	third, 75% to all unitholders, pro rata, and 25% to our general partner, until each unitholder receives a total of $0.6500 per unit for that quarter (the “third target distribution”); and

•	thereafter, 50% to all unitholders, pro rata, and 50% to our general partner.

The percentage interests set forth above for our general partner include its 2% general partner interest and assume the general partner has not transferred the incentive distribution rights.

Percentage Allocations of Available Cash From Operating Surplus

The following table illustrates the percentage allocations of the additional available cash from operating surplus among the unitholders and our general partner up to the various target distribution levels. The amounts set forth under “Marginal Percentage Interest in Distributions” are the percentage interests of the unitholders and our general partner in any available cash from operating surplus we distribute up to and including the corresponding amount in the column “Total Quarterly Distribution Target Amount,” until available cash from operating surplus we distribute reaches the next target distribution level, if any. The percentage interests shown for the unitholders and our general partner for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests shown for our general partner include its 2% general partner interest and assume the general partner has not transferred the incentive distribution rights.

		Marginal Percentage Interest
	Total Quarterly Distribution	in Distributions
	Target Amount	Unitholders	General Partner

Minimum Quarterly Distribution	$0.4125	98%	2%
First Target Distribution	up to $0.4625	98	2
Second Target Distribution	above $0.4625 up to $0.5375	85	15
Third Target Distribution	above $0.5375 up to $0.6500	75	25
Thereafter	above $0.6500	50	50

Distributions From Capital Surplus

How Distributions From Capital Surplus Will Be Made

We will make distributions of available cash from capital surplus, if any, in the following manner:

•	first, 98% to all unitholders, pro rata, and 2% to our general partner, until we distribute for each common unit an amount of available cash from capital surplus equal to the initial public offering price; and

•	thereafter, we will make all distributions of available cash from capital surplus as if they were from operating surplus.

Effect of a Distribution From Capital Surplus

The partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from our initial public offering on May 10, 2005, which is a return of capital. That initial public offering price less any distributions of capital surplus per unit is referred to as the “unrecovered initial unit price.” Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the corresponding reduction in the unrecovered initial unit price. Because distributions of capital surplus will reduce the minimum quarterly distribution, after any of these distributions are made, it may be easier for our general partner to receive incentive distributions. However, any distribution of capital surplus before the unrecovered initial unit price is reduced to zero cannot be applied to the payment of the minimum quarterly distribution.

Once we distribute capital surplus on a unit issued in our initial public offering in an amount equal to the initial public offering price for our initial public offering, we will reduce the minimum quarterly distribution and the target distribution levels to zero. We will then make all future distributions from operating surplus, with 50% being paid to the holders of units and 50% to our general partner. The percentage interests shown for our general partner include its 2% general partner interest and assume the general partner has not transferred the incentive distribution rights.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our units into fewer units or subdivide our units into a greater number of units, we will proportionately adjust:

•	the minimum quarterly distribution;

•	the target distribution levels; and

•	the unrecovered initial unit price.

For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price would each be reduced to 50% of its initial level. We will not make any adjustment by reason of the issuance of additional units for cash or property.

In addition, if legislation is enacted or if existing law is modified or interpreted by a governmental taxing authority so that we become taxable as a corporation or otherwise subject to taxation as an entity for U.S. federal, state, local or non-U.S. income tax purposes, we will reduce the minimum quarterly distribution and the target distribution levels for each quarter by multiplying each distribution level by a fraction, the numerator of which is available cash for that quarter and the denominator of which is the sum of available cash for that quarter plus the general partner’s estimate of our aggregate liability for the quarter for such income taxes payable by reason of such legislation or interpretation. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in subsequent quarters.

Distributions of Cash Upon Liquidation

General

If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and our general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

There may not be sufficient gain upon our liquidation to enable the holders of common units to fully recover their initial unit price plus the minimum quarterly distribution for the quarter during which liquidation occurs. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights of our general partner.

Manner of Adjustments for Gain

The manner of the adjustment for gain is set forth in the partnership agreement. We will allocate any gain to the partners in the following manner:

•	first, to our general partner and the holders of units who have negative balances in their capital accounts to the extent of and in proportion to those negative balances;

•	second, 98% to the common unitholders, pro rata, and 2% to our general partner, until the capital account for each common unit is equal to the sum of:

(1) the unrecovered initial unit price;

(2) the amount of any unpaid minimum quarterly distribution for the quarter during which our liquidation occurs; and

•	third, 98% to all unitholders, pro rata, and 2% to our general partner, until we allocate under this paragraph an amount per unit equal to:

(1) the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence;

(2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that we distributed 98% to the unitholders, pro rata, and 2% to our general partner, for each quarter of our existence;

•	fourth, 85% to all unitholders, pro rata, and 15% to our general partner, until we allocate under this paragraph an amount per unit equal to:

(1) the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence; less

(2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit that we distributed 85% to the unitholders, pro rata, and 15% to our general partner for each quarter of our existence;

•	fifth, 75% to all unitholders, pro rata, and 25% to our general partner, until we allocate under this paragraph an amount per unit equal to:

(1) the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of our existence; less

(2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the second target distribution per unit that we distributed 75% to the unitholders, pro rata, and 25% to our general partner for each quarter of our existence; and

•	thereafter, 50% to all unitholders, pro rata, and 50% to our general partner.

The percentage interests set forth above for our general partner include its 2% general partner interest and assume the general partner has not transferred the incentive distribution rights.

Manner of Adjustments for Losses

We will generally allocate any loss to our general partner and the unitholders in the following manner:

•	first, 98% to the holders of common units in proportion to the positive balances in their capital accounts and 2% to our general partner, until the capital accounts of the common unitholders have been reduced to zero; and

•	thereafter, 100% to our general partner.

Adjustments to Capital Accounts

We will make adjustments to capital accounts upon the issuance of additional units. In doing so, we will allocate any unrealized and, for tax purposes, unrecognized gain or loss resulting from the adjustments to the existing unitholders and our general partner in the same manner as we allocate gain or loss upon liquidation. In the event that we make positive adjustments to the capital accounts upon the issuance of additional units, we will allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner which results, to the extent possible, in our general partner’s and unitholders’ capital account balances equaling the amount which they would have been if no earlier positive adjustments to the capital accounts had been made.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax considerations that may be relevant to prospective common unitholders and, unless otherwise noted in the following discussion, is the opinion of Perkins Coie LLP, counsel to the general partner and us, insofar as it relates to matters of U.S. federal income tax law and legal conclusions with respect to those matters. The opinion of our counsel is dependent on the accuracy of representations made by us to them, including descriptions of our operations contained herein.

This discussion is based upon provisions of the U.S. Internal Revenue Code of 1986, as amended (or the Internal Revenue Code), existing final, temporary and proposed regulations thereunder (or Treasury Regulations) and current administrative rulings and court decisions, all of which are subject to change possibly with retroactive effect. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “we”, “our” or “us” are references to Teekay LNG Partners L.P. and its direct or indirect wholly owned subsidiaries that have properly elected to be disregarded as entities separate from their owners for U.S. federal tax purposes other than subsidiaries which have properly elected to be disregarded as entities separate from any of our corporate subsidiaries for U.S. federal tax purposes.

This discussion does not comment on all aspects of U.S. federal income taxation which may be important to particular unitholders in light of their individual circumstances, such as unitholders subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, tax-exempt organizations, or former citizens or long-term residents of the United States) or to persons that will hold the common units as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for U.S. federal income tax purposes, partnerships or their partners, persons that have a functional currency other than the U.S. dollar, or persons that actually or under applicable constructive ownership rules own 10% or more of our common units, all of whom may be subject to tax rules that differ significantly from those summarized below. If a partnership or other entity taxed as a pass-through entity holds our common units, the tax treatment of a partner or owner thereof generally will depend upon the status of the partner or owner and upon the activities of the partnership or pass-through entity. If you are a partner in a partnership or owner of a pass-through entity holding our common units, you should consult your tax advisor.

Except as described below under “— Classification as a Partnership,” no ruling has been or will be requested from the IRS regarding any matter affecting us or prospective unitholders. Instead, we will rely on opinions of Perkins Coie LLP. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions of Perkins Coie LLP may not be sustained by a court if contested by the IRS. For the reasons described below, Perkins Coie LLP has not rendered an opinion with respect to the following specific U.S. federal income tax issues: (1) the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read “— Consequences of Unit Ownership — Treatment of Short Sales”); (2) whether our method for depreciating Section 743 adjustments is sustainable in certain cases (please read “— Consequences of Unit Ownership — Section 754 Election”); and (3) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “— Disposition of Common Units — Allocations Between Transferors and Transferees”).

This discussion does not address any U.S. estate or alternative minimum tax considerations or tax considerations arising under the laws of any state, local or non-U.S. jurisdiction and is limited to unitholders that hold their common units as “capital assets” under the Code. Each unitholder is urged to consult its own tax advisor regarding the U.S. federal, state, local and other tax consequences of the ownership or disposition of our common units.

Classification as a Partnership

For purposes of U.S. federal income taxation, a partnership is not a taxable entity, and although it may be subject to withholding taxes on behalf of its partners under certain circumstances, a partnership itself incurs no U.S. federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss, deduction and credit of the partnership in computing his U.S. federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner generally are not taxable unless the amount of cash distributed exceeds the partner’s adjusted tax basis in his partnership interest.

Section 7704 of the Internal Revenue Code provides that publicly traded partnerships generally will be treated as corporations for U.S. federal income tax purposes. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships whose “qualifying income” represents 90% or more of their gross income for every taxable year. Qualifying income includes income and gains derived from the transportation and storage of crude oil, natural gas and products thereof, including liquefied natural gas. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of qualifying income, including stock. We have received a ruling from the IRS that we requested in connection with our initial public offering that the income we derive from transporting LNG and crude oil pursuant to time charters existing at the time of our initial public offering is qualifying income within the meaning of Section 7704. A ruling from the IRS, while generally binding on the IRS, may under certain circumstances be revoked or modified by the IRS retroactively. As to income that is not covered by the IRS ruling, we will rely upon the opinion of Perkins Coie LLP whether the income is qualifying income.

We estimate that less than 5% of our current income is not qualifying income; however, this estimate could change from time to time for various reasons. Because we have not received an IRS ruling or an opinion of counsel that any (1) income we derive from transporting LPG, petrochemical gases and ammonia pursuant to charters that we have entered into or will enter into in the future, (2) income we derive from transporting crude oil, natural gas and products thereof, including LNG, pursuant to bareboat charters or (3) income or gain we recognize from foreign currency transactions, is qualifying income, we are currently treating income from those sources as nonqualifying income. Under some circumstances, such as a significant change in foreign currency rates, the percentage of income or gain from foreign currency transactions or from interest rate swaps in relation to our total gross income could be substantial. We do not expect income or gains from these sources and other income or gains that are not qualifying income to constitute 10% or more of our gross income for U.S. federal income tax purposes. However, it is possible that the operation of certain of our vessels pursuant to bareboat charters could, in the future, cause our non-qualifying income to constitute 10% or more of our future gross income if such vessels were held in a pass-through structure. In order to preserve our status as a partnership for U.S. federal income tax purposes, we have received a ruling from the IRS that effectively allows us to conduct our bareboat charter operations, as well as our LPG operations, in a subsidiary corporation.

Perkins Coie LLP is of the opinion that, based upon the Internal Revenue Code, Treasury Regulations thereunder, published revenue rulings and court decisions, the IRS ruling and representations described below, we should be classified as a partnership for U.S. federal income tax purposes.

In rendering its opinion, Perkins Coie LLP has relied on factual representations made by us and the general partner. The representations made by us and our general partner upon which Perkins Coie LLP has relied are:

•	We have not elected and will not elect to be treated as a corporation for U.S. federal income tax purposes; and

•	For each taxable year, at least 90% of our gross income will be either (a) income to which the IRS ruling described above applies or (b) of a type that Perkins Coie LLP has opined or will opine should be “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code.

The discussion that follows is based on the assumption that we will be treated as a partnership for U.S. federal income tax purposes. Please read “— Possible Classification as a Corporation” below for a discussion of the consequences of our failing to be treated as a partnership for such purposes.

Status as a Partner

The treatment of unitholders described in this section applies only to unitholders treated as partners in us for U.S. federal income tax purposes. Unitholders who have been properly admitted as limited partners of Teekay LNG Partners L.P. will be treated as partners in us for U.S. federal income tax purposes. Also:

•	assignees of common units who have executed and delivered transfer applications, and are awaiting admission as limited partners; and

•	unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will be treated as partners in us for U.S. federal income tax purposes.

Because no direct authority addresses the status of assignees of common units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, Perkins Coie LLP’s opinion does not extend to these persons. Furthermore, a purchaser or other transferee of common units who does not execute and deliver a transfer application may not receive some U.S. federal income tax information or reports furnished to record holders of common units, unless the common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common units.

Under certain circumstances, a beneficial owner of common units whose units have been loaned to another may lose his status as a partner with respect to those units for U.S. federal income tax purposes. Please read “— Consequences of Unit Ownership — Treatment of Short Sales” below.

In general, a person who is not a partner in a partnership for U.S. federal income tax purposes is not required or permitted to report any share of the partnership’s income, gain, deductions or losses for such purposes, and any cash distributions received by such a person from the partnership therefore may be fully taxable as ordinary income. Unitholders not described here are urged to consult their own tax advisors with respect to their status as partners in us for U.S. federal income tax purposes.

Consequences of Unit Ownership

Flow-through of Taxable Income.  Each unitholder is required to include in computing his taxable income his allocable share of our items of income, gain, loss, deduction and credit for our taxable year ending with or within his taxable year, without regard to whether we make corresponding cash distributions to him. Our taxable year ends on December 31. Consequently, we may allocate income to a unitholder as of December 31 of a given year, and the unitholder will be required to report this income on his tax return for his tax year that ends on or includes such date, even if he has not received a cash distribution from us as of that date.

In addition, certain unitholders who are individuals, estates or trusts will be required to pay an additional 3.8% tax on, among other things, the income allocated to them for taxable years beginning after December 31, 2012, subject to certain exceptions. Unitholders should consult their tax advisors regarding the effect, if any, of this tax on their ownership of our common units.

Treatment of Distributions.  Distributions by us to a unitholder generally will not be taxable to the unitholder for U.S. federal income tax purposes to the extent of his tax basis in his common units immediately before the distribution. Our cash distributions in excess of a unitholder’s tax basis generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under “— Disposition of Common Units” below. Any reduction in a unitholder’s share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, known as “nonrecourse liabilities,” will be treated as a distribution of cash to that unitholder. A decrease in a unitholder’s percentage interest in us because of our issuance of additional common units will reduce his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. To the extent our distributions cause a unitholder’s “at risk” amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read “— Limitations on Deductibility of Losses.”

A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture, and/or substantially appreciated “inventory items,” both as defined in the Internal Revenue Code (or, collectively, Section 751 Assets). To that extent, he will be treated as having been distributed his proportionate share of the Section 751 Assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange generally will result in the unitholder’s realization of ordinary income, which will equal the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder’s tax basis for the share of Section 751 Assets deemed relinquished in the exchange.

Basis of Common Units.  A unitholder’s initial U.S. federal income tax basis for his common units will be the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities and decreased, but not below zero, by distributions from us, by the unitholder’s share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt that is recourse to the general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities.

Limitations on Deductibility of Losses.  The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder or a corporate unitholder more than 50% of the value of the stock of which is owned directly or indirectly by five or fewer individuals or some tax-exempt organizations, to the amount for which the unitholder is considered to be “at risk” with respect to our activities, if that is less than his tax basis. In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder must recapture losses deducted in previous years to the extent that distributions cause his at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that his tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess suspended loss above that gain is no longer utilizable.

The passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from a passive activity only to the extent of the taxpayer’s income from the same passive activity. Passive activities generally are corporate or partnership activities in which the taxpayer does not materially participate. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate only will be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or investments in other publicly traded partnerships, or salary or active business income. Passive losses that are not deductible because they exceed a unitholder’s share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.

Dual consolidated loss restrictions also may apply to limit the deductibility by a corporate unitholder of losses we incur. Corporate unitholders are urged to consult their own tax advisors regarding the applicability and effect to them of dual consolidated loss restrictions.

Limitations on Interest Deductions.  The deductibility of a non-corporate taxpayer’s “investment interest expense” generally is limited to the amount of that taxpayer’s “net investment income.” For this purpose, investment interest expense includes, among other things,a unitholder’s share of our interest expense attributed to portfolio income. The IRS has indicated that net passive income earned by a publicly traded partnership will be treated as net investment income to its unitholders. As a result, a unitholder’s share of our portfolio income will be treated as investment income.

Entity-Level Collections.  If we are required or elect under applicable law to pay any U.S. federal, state or local or foreign income or withholding taxes on behalf of any present or former unitholder or the general partner, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend the partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under the partnership agreement are maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual partner, in which event the partner would be required to file a claim in order to obtain a credit or refund of tax paid.

Allocation of Income, Gain, Loss, Deduction and Credit.  In general, if we have a net profit, our items of income, gain, loss, deduction and credit will be allocated among the general partner and the unitholders in accordance with their percentage interests in us. At any time that incentive distributions are made to the general partner, gross income will be allocated to the general partner to the extent of these distributions. If we have a net loss for the entire year, that loss generally will be allocated first to the general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and, second, to the general partner.

Specified items of our income, gain, loss and deduction will be allocated to account for any difference between the tax basis and fair market value of any property held by the partnership immediately prior to an issuance of common units, referred to in this discussion as “Adjusted Property.” The effect of these allocations to a unitholder receiving newly issued common units will be essentially the same as if the tax basis of our assets were equal to their fair market value at the time of the issuance. In addition, items of recapture income will be allocated to the extent possible to the partner who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner to eliminate the negative balance as quickly as possible.

An allocation of items of our income, gain, loss, deduction or credit, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner’s “book” capital account, which is credited with the fair market value of Adjusted Property, and “tax” capital account, which is credited with the tax basis of Adjusted Property, referred to in this discussion as the “Book-Tax Disparity,” generally will be given effect for U.S. federal income tax purposes in determining a partner’s share of an item of income, gain, loss, deduction or credit only if the allocation has substantial economic effect. In any other case, a partner’s share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

•	his relative contributions to us;

•	the interests of all the partners in profits and losses;

•	the interest of all the partners in cash flow; and

•	the rights of all the partners to distributions of capital upon liquidation.

A unitholder’s taxable income or loss with respect to a common unit each year will depend upon a number of factors, including (1) the nature and fair market value of our assets at the time the holder acquired the common unit, (2) whether we issue additional units or we engage in certain other transactions and (3) the manner in which our items of income, gain, loss, deduction and credit are allocated among our partners. For this purpose, we determine the value of our assets and the relative amounts of our items of income, gain, loss, deduction and credit allocable to our unitholders and our general partner as holder of the incentive distribution rights by reference to the value of our interests, including the incentive distribution rights. The IRS may challenge any valuation determinations that we make, particularly as to the incentive distribution rights, for which there is no public market. In addition, the IRS could challenge certain other aspects of the manner in which we determine the relative allocations made to our unitholders and to the general partner as holder of our incentive distribution rights. A successful IRS challenge to our valuation or allocation methods could increase the amount of net taxable income and gain realized by a unitholder with respect to a common unit.

Perkins Coie LLP is of the opinion that, with the exception of the issues described in the preceding paragraph and in “— Consequences of Unit Ownership — Section 754 Election,” “— Tax Treatment of Operations — Valuation and Tax Basis of our Properties” and “— Disposition of Common Units — Allocations Between Transferors and Transferees,” allocations under our partnership agreement will be given effect for U.S. federal income tax purposes in determining a partner’s share of an item of income, gain, loss, deduction or credit.

Treatment of Short Sales.  A unitholder whose units are loaned to a “short seller” who sells such units may be considered to have disposed of those units. If so, he would no longer be a partner with respect to those units until the termination of the loan and may recognize gain or loss from the disposition. As a result:

•	any of our income, gain, loss, deduction or credit with respect to the units may not be reportable by the unitholder who loaned them; and

•	any cash distributions received by such unitholder with respect to those units may be fully taxable as ordinary income.

Perkins Coie LLP has not rendered an opinion regarding the treatment of a unitholder whose common units are loaned to a short seller. Therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to ensure that any applicable brokerage account agreements prohibit their brokers from borrowing their units. Please also read “— Disposition of Common Units — Recognition of Gain or Loss.”

Section 754 Election.  We have made an election under Section 754 of the Internal Revenue Code to adjust a common unit purchaser’s U.S. federal income tax basis in our assets (or inside basis) to reflect the purchaser’s purchase price (or a Section 743(b) adjustment). The Section 743(b) adjustment belongs to the purchaser and not to other unitholders and does not apply to unitholders who acquire their common units directly from us. For purposes of this discussion, a unitholder’s inside basis in our assets will be considered to have two components: (1) his share of our tax basis in our assets (or common basis) and (2) his Section 743(b) adjustment to that basis.

In general, a purchaser’s common basis is depreciated or amortized according to the existing method utilized by us. A positive Section 743(b) adjustment to that basis generally is depreciated or amortized in the same manner as property of the same type that has been newly placed in service by us. A negative Section 743(b) adjustment to that basis generally is recovered over the remaining useful life of the partnership’s recovery property.

The calculations involved in the Section 743(b) adjustment are complex and will be made on the basis of assumptions as to the value of our assets and in accordance with the Internal Revenue Code and applicable Treasury Regulations. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our judgment, the expense of compliance exceed the benefit of the election, we may seek consent from the IRS to revoke our Section 754 election. If such consent is given, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer on an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally, a built-in loss or a basis reduction is substantial if it exceeds $250,000.

Tax Treatment of Operations

Accounting Method and Taxable Year.  We use the calendar year as our taxable year and the accrual method of accounting for U.S. federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss, deduction and credit for our taxable year ending within or with his taxable year. In addition, a unitholder who disposes of all of his units must include his share of our income, gain, loss, deduction and credit through the date of disposition in income for his taxable year that includes the date of disposition, with the result that a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of more than one year of our income, gain, loss, deduction and credit in income for the year of the disposition. Please read “— Disposition of Common Units — Allocations Between Transferors and Transferees.”

Asset Tax Basis, Depreciation and Amortization.  The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The U.S. federal income tax burden associated with any difference between the fair market value of our assets and their tax basis immediately prior to this offering by the selling securityholder will be borne by the general partner and the existing limited partners. Please read “— Consequences of Unit Ownership — Allocation of Income, Gain, Loss, Deduction and Credit.”

To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the earliest years after assets are placed in service. Property we subsequently acquire or construct may be depreciated using any method permitted by the Internal Revenue Code.

If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own likely will be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read “— Consequences of Unit Ownership — Allocation of Income, Gain, Loss, Deduction and Credit” and “— Disposition of Common Units — Recognition of Gain or Loss.”

The U.S. federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss, deductions or credits previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

Recognition of Gain or Loss.  In general, gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder’s tax basis in the units sold. A unitholder’s amount realized will be measured by the sum of the cash, the fair market value of other property received by him and his share of our nonrecourse liabilities. Because the amount realized includes a unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash or property received from the sale.

Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a unitholder’s tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder’s tax basis in that common unit, even if the price received is less than his original cost. Except as noted below, gain or loss recognized by a unitholder on the sale or exchange of a unit generally will be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held more than one year generally will be taxed at a maximum rate of 15% under current law.

A portion of a unitholder’s amount realized may be allocable to “unrealized receivables” or to “inventory items” we own. The term “unrealized receivables” includes potential recapture items, including depreciation and amortization recapture. A unitholder will recognize ordinary income or loss to the extent of the difference between the portion of the unitholder’s amount realized allocable to unrealized receivables or inventory items and the unitholder’s share of our basis in such receivables or inventory items. Ordinary income attributable to unrealized receivables, inventory items and depreciation or amortization recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if a net taxable loss is realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Net capital losses generally may only be used to offset capital gains. An exception permits individuals to offset up to $3,000 of net capital losses against ordinary income in any given year.

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the regulations, may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the regulations.

Allocations Between Transferors and Transferees.  In general, our taxable income or loss will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month. However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the first business day of the month in which that gain or loss is recognized. As a result of the foregoing, a unitholder transferring units may be allocated items of income, gain, loss, deduction and credit realized after the date of transfer.

The use of this method for allocating income and deductions among unitholders may not be permitted under existing Treasury Regulations. Accordingly, Perkins Coie LLP is unable to opine on its validity. If this method were disallowed or applied only to transfers of less than all of the unitholder’s interest, our taxable income or loss may be reallocated among the unitholders. We are authorized to revise our method of allocation to conform to a method permitted under any future Treasury Regulations or administrative guidance.

A unitholder who owns units at any time during a calendar quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss, deductions and credit attributable to months within that quarter in which the units were held but will not be entitled to receive that cash distribution.

Transfer Notification Requirements.  A unitholder who sells any of his units, other than through a broker, generally is required to notify us in writing of that sale within 30 days after the sale (or, if earlier,

January 15 of the year following the sale). A unitholder who acquires units generally is required to notify us in writing of that acquisition within 30 days after the purchase, unless a broker or nominee will satisfy such requirement. We are required to notify the IRS of any such transfers of units and to furnish specified information to the transferor and transferee. Failure to notify us of a transfer of units may lead to the imposition of substantial penalties.

Constructive Termination.  We will be considered to have been terminated for U.S. federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a calendar year, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in his taxable income for the year of termination. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, tax legislation applicable to a newly formed partnership.

Foreign Tax Credit Considerations

Subject to detailed limitations set forth in the Internal Revenue Code, a unitholder may elect to claim a credit against his liability for U.S. federal income tax for his share of foreign income taxes (and certain foreign taxes imposed in lieu of a tax based upon income) paid by us. Income allocated to unitholders likely will constitute foreign source income falling in the general foreign tax credit category for purposes of the U.S. foreign tax credit limitation. The rules relating to the determination of the foreign tax credit are complex and prospective unitholders are urged to consult their own tax advisors to determine whether or to what extent they would be entitled to such credit. A unitholder who does not elect to claim foreign tax credits may instead claim a deduction for his share of foreign taxes paid by us.

Tax-Exempt Organizations and Non-U.S. Investors

Investments in units by employee benefit plans, other tax-exempt organizations and non-U.S. persons, including nonresident aliens of the United States, non-U.S. corporations and non-U.S. trusts and estates (collectively, non-U.S. unitholders) raise issues unique to those investors and, as described below, may result in substantially adverse tax consequences to them.

Employee benefit plans and most other organizations exempt from U.S. federal income tax, including individual retirement accounts and other retirement plans, are subject to U.S. federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is such a tax-exempt organization will be unrelated business taxable income to them subject to U.S. federal income tax.

A non-U.S. unitholder may be subject to a 4% U.S. federal income tax on his share of the U.S. source portion of our gross income attributable to transportation that begins or ends (but not both) in the United States, unless either (a) an exemption applies and he files a U.S. federal income tax return to claim that exemption or (b) that income is effectively connected with the conduct of a trade or business in the United States (or U.S. effectively connected income). For this purpose, transportation income includes income from the use, hiring or leasing of a vessel to transport cargo, or the performance of services directly related to the use of any vessel to transport cargo. The U.S. source portion of our transportation income is deemed to be 50% of the income attributable to voyages that begin or end in the United States. Generally, no amount of the income from voyages that begin and end outside the United States is treated as U.S. source, and consequently none of our transportation income attributable to such voyages is subject to U.S. federal income tax. Although the entire amount of transportation income from voyages that begin and end in the United States would be fully taxable in the United States, we currently do not expect to have any transportation income from voyages that begin and end in the United States; however, there is no assurance that such voyages will not occur.

A non-U.S. unitholder may be entitled to an exemption from the 4% U.S. federal income tax or a refund of tax withheld on U.S. effectively connected income that constitutes transportation income if any of the following applies: (1) such non-U.S. unitholder qualifies for an exemption from this tax under an income tax treaty between the United States and the country where such non-U.S. unitholder is resident; (2) in the case of an individual non-U.S. unitholder, he qualifies for the exemption from tax under Section 872(b)(1) of the Internal Revenue Code as a resident of a country that grants an equivalent exemption from tax to residents of the United States; or (3) in the case of a corporate non-U.S. unitholder, it qualifies for the exemption from tax under Section 883 of the Internal Revenue Code (or the Section 883 Exemption) (for the rules relating to qualification for the Section 883 Exemption, please read below under “— Possible Classification as a Corporation — The Section 883 Exemption”).

We may be required to withhold U.S. federal income tax, computed at the highest statutory rate, from cash distributions to non-U.S. unitholders with respect to their shares of our income that is U.S. effectively connected income. Our transportation income generally should not be treated as U.S. effectively connected income unless we have a fixed place of business in the United States and substantially all of such transportation income is attributable to either regularly scheduled transportation or, in the case of income derived from bareboat charters, is attributable to the fixed place of business in the United States. While we do not expect to have any regularly scheduled transportation or a fixed place of business in the United States, there can be no guarantee that this will not change. Under a ruling of the IRS, a portion of any gain recognized on the sale or other disposition of a unit by a non-U.S. unitholder may be treated as U.S. effectively connected income to the extent we have a fixed place of business in the United States and a sale of our assets would have given rise to U.S. effectively connected income. A non-U.S. unitholder would be required to file a U.S. federal income tax return to report his U.S. effectively connected income (including his share of any such income earned by us) and to pay U.S. federal income tax, or claim a credit or refund for tax withheld on such income. Further, unless an exemption applies, a non-U.S. corporation investing in units may be subject to a branch profits tax, at a 30% rate or lower rate prescribed by a treaty, with respect to its U.S. effectively connected income.

Non-U.S. unitholders must apply for and obtain a U.S. taxpayer identification number in order to file U.S. federal income tax returns and must provide that identification number to us for purposes of any U.S. federal income tax information returns we may be required to file. Non-U.S. unitholders are encouraged to consult with their own tax advisors regarding the U.S. federal, state and local tax consequences of an investment in units and any filing requirements related thereto.

Functional Currency

We are required to determine the functional currency of any of our operations that constitute a separate qualified business unit (or QBU) for U.S. federal income tax purposes and report the affairs of any QBU in this functional currency to our unitholders. Any transactions conducted by us other than in the U.S. dollar or by a QBU other than in its functional currency may give rise to foreign currency exchange gain or loss. Further, if a QBU is required to maintain a functional currency other than the U.S. dollar, a unitholder may be required to recognize foreign currency translation gain or loss upon a distribution of money or property from a QBU or upon the sale of common units, and items or income, gain, loss, deduction or credit allocated to the unitholder in such functional currency must be translated into the unitholder’s functional currency.

For purposes of the foreign currency rules, a QBU includes a separate trade or business owned by a partnership in the event separate books and records are maintained for that separate trade or business. The functional currency of a QBU is determined based upon the economic environment in which the QBU operates. Thus, a QBU whose revenues and expenses primarily are determined in a currency other than the U.S. dollar will have a non-U.S. dollar functional currency. We believe our primary operations constitute a QBU whose functional currency is the U.S. dollar, but certain of our operations constitute separate QBUs whose functional currencies are other than the U.S. dollar.

Proposed regulations (or the Section 987 Proposed Regulations) provided that the amount of foreign currency translation gain or loss recognized upon a distribution of money or property from a QBU or upon the sale of common units will reflect the appreciation or depreciation in the functional currency value of certain assets and liabilities of the QBU between the time the unitholder purchased his common units and the time we receive distributions from such QBU or the unitholder sells his common units. Foreign currency translation gain or loss will be treated as ordinary income or loss. A unitholder must adjust the U.S. federal income tax basis in his common units to reflect such income or loss prior to determining any other U.S. federal income tax consequences of such distribution or sale. Please read “— Consequences of Unit Ownership — Basis of Common Units.” A unitholder who owns less than a 5% interest in our capital or profits generally may elect not to have these rules apply by attaching a statement to his tax return for the first taxable year the unitholder intends the election to be effective. Further, for purposes of computing his taxable income and U.S. federal income tax basis in his common units, a unitholder will be required to translate into his own functional currency items of income, gain, loss or deduction of such QBU and his share of such QBU’s liabilities. If finalized, we intend to provide such information based on generally applicable U.S. exchange rates as is necessary for unitholders to comply with the requirements of the Section 987 Proposed Regulations as part of the U.S. federal income tax information we will furnish unitholders each year. Please read “— Administrative Matters — Information Returns and Audit Procedures.” However, a unitholder may be entitled to make an election to apply an alternative exchange rate with respect to the foreign currency translation of certain items. Unitholders who desire to make such an election should consult their own tax advisors.

Based upon our current projections of the capital invested in and profits of the non-U.S. dollar QBUs, we believe that unitholders will be required to recognize only a nominal amount of foreign currency translation gain or loss each year and upon their sale of units. Nonetheless, the rules for determining the amount of translation gain or loss are not entirely clear at present as the Section 987 Proposed Regulations currently are not effective. You are encouraged to consult with your own tax advisor regarding the application to you of the rules for recognizing foreign currency translation gain or loss.

In addition to a unitholder’s recognition of foreign currency translation gain or loss, the U.S. dollar QBU will engage in certain transactions denominated in the Euro, which will give rise to a certain amount of foreign currency exchange gain or loss each year. This foreign currency exchange gain or loss will be treated as ordinary income or loss.

Administrative Matters

Information Returns and Audit Procedures.  We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific U.S. federal income tax information, including a document in the form of IRS Form 1065, Schedule K-1, which sets forth his share of our items of income, gain, loss, deduction and credit as computed for U.S. federal income tax purposes for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine his share of such income, gain, loss, deduction and credit. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Perkins Coie LLP can assure prospective unitholders that the IRS will not successfully contend that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

We will be obligated to file U.S. federal income tax information returns with the IRS for any year in which we earn any U.S. source income or U.S. effectively connected income. In the event we were obligated to file a U.S. federal income tax information return but failed to do so, unitholders would not be entitled to claim any deductions, losses or credits for U.S. federal income tax purposes relating to us. Consequently, we may file U.S. federal income tax information returns for any given year. The IRS may audit any such information returns that we file. Adjustments resulting from an IRS audit of our return may require each unitholder to adjust a prior year’s tax liability, and may result in an audit of his return. Any audit of a unitholder’s return could result in adjustments not related to our returns as well as those related to our returns. Any IRS audit relating to our items of income, gain, loss, deduction or credit for years in which we are not required to file and do not file a U.S. federal income tax information return would be conducted at the partner-level, and each unitholder may be subject to separate audit proceedings relating to such items.

For years in which we file or are required to file U.S. federal income tax information returns, we will be treated as a separate entity for purposes of any U.S. federal income tax audits, as well as for purposes of judicial review of administrative adjustments by the IRS and tax settlement proceedings. For such years, the tax treatment of partnership items of income, gain, loss, deduction and credit will be determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. The partnership agreement names Teekay GP L.L.C. as our Tax Matters Partner.

The Tax Matters Partner will make some U.S. federal tax elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items reported in the information returns we file. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS with respect to these items unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

A unitholder must file a statement with the IRS identifying the treatment of any item on his U.S. federal income tax return that is not consistent with the treatment of the item on an information return that we file. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Special Reporting Requirements for Owners of Non-U.S. Partnerships.  A U.S. person who owns, directly, indirectly or by attribution from certain related persons, at least a 10% interest in us, is required to file IRS Form 8865 with his U.S. federal income tax return to provide certain details about himself and certain related persons, us and any persons that own a 10% or greater direct interest in us. We will provide each unitholder with the necessary information about us and those persons who own a 10% or greater direct interest in us along with the Schedule K-1 information described previously.

In addition to the foregoing, a U.S. person who directly owns at least a 10% interest in us may be required to make additional disclosures on IRS Form 8865 in the event such person acquires, disposes or has his interest in us substantially increased or reduced. Further, a U.S. person who directly, indirectly or by attribution from certain related persons, owns at least a 10% interest in us may be required to make additional disclosures on IRS Form 8865 in the event such person, when considered together with any other U.S. persons who own at least a 10% interest in us, owns a greater than 50% interest in us. For these purposes, an “interest” in us generally is defined to include an interest in our capital or profits or an interest in our deductions or losses.

Significant penalties may apply for failing to satisfy IRS Form 8865 filing requirements and thus unitholders are advised to contact their tax advisors to determine the application of these filing requirements under their own circumstances.

Accuracy-related Penalties.  An additional tax equal to 20% of the amount of any portion of an underpayment of U.S. federal income tax attributable to one or more specified causes, including negligence or disregard of rules or regulations and substantial understatements of income tax, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

A substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000. The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

(1) for which there is, or was, “substantial authority”; or

(2) as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

More stringent rules, including additional penalties and extended statutes of limitations, may apply as a result of our participation in “listed transactions” or “reportable transactions with a significant tax avoidance purpose.” While we do not anticipate participating in such transactions, if any item of income, gain, loss, deduction or credit included in the distributive shares of unitholders for a given year might result in an “understatement” of income relating to such a transaction, we will disclose the pertinent facts on a U.S. federal income tax information return for such year. In such event, we also will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for penalties.

Possible Classification as a Corporation

If we fail to meet the Qualifying Income Exception described above with respect to our classification as a partnership for U.S. federal income tax purposes, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, we will be treated as a non-U.S. corporation for U.S. federal income tax purposes. If previously treated as a partnership, our change in status would be deemed to have been effected by our transfer of all of our assets, subject to liabilities, to a newly formed non-U.S. corporation, in return for stock in that corporation, and then our distribution of that stock to our unitholders and other owners in liquidation of their interests in us. Unitholders that are U.S. persons would be required to file IRS Form 926 to report these deemed transfers and any other transfers they made to us while we were treated as a corporation and may be required to recognize income or gain for U.S. federal income tax purposes to the extent of certain prior deductions or losses and other items. Substantial penalties may apply for failure to satisfy these reporting requirements, unless the person otherwise required to report shows such failure was due to reasonable cause and not willful neglect.

If we were treated as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss, deduction and credit would not pass through to unitholders. Instead, we would be subject to U.S. federal income tax based on the rules applicable to foreign corporations, not partnerships, and such items would be treated as our own. Any distribution made to a unitholder would be treated as taxable dividend income to the extent of our current or accumulated earnings and profits, a nontaxable return of capital to the extent of the unitholder’s tax basis in his common units, and taxable capital gain thereafter. Section 743(b) adjustments to the basis of our assets would no longer be available to purchasers in the marketplace. Please read “— Consequences of Unit Ownership — Section 754 Election.”

Taxation of Operating Income

We expect that substantially all of our gross income and the gross income of our corporate subsidiaries will be attributable to the transportation of LNG, LPG, crude oil and related products. For this purpose, gross income attributable to transportation (or Transportation Income) includes income derived from, or in connection with, the use (or hiring or leasing for use) of a vessel to transport cargo, or the performance of services directly related to the use of any vessel to transport cargo, and thus includes both time-charter or bareboat charter income.

Transportation Income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States will be considered to be 50% derived from sources within the

United States (or U.S. Source International Transportation Income). Transportation Income attributable to transportation that both begins and ends in the United States will be considered to be 100% derived from sources within the United States (or U.S. Source Domestic Transportation Income). Transportation Income attributable to transportation exclusively between non-U.S. destinations will be considered to be 100% derived from sources outside the United States. Transportation Income derived from sources outside the United States generally will not be subject to U.S. federal income tax.

Based on our current operations and the operations of our subsidiaries, in the event we were treated as corporation we expect substantially all of our Transportation Income to be from sources outside the United States and not subject to U.S. federal income tax. However, if we or any of our subsidiaries does earn U.S. Source International Transportation Income or U.S. Source Domestic Transportation, our income or our subsidiaries income may be subject to U.S. federal income taxation under one of two alternative tax regimes (the 4% gross basis tax or the net basis tax, as described below), unless the exemption from U.S. taxation under Section 883 of the Code (or the Section 883 Exemption) applies.

The Section 883 Exemption

In general, the Section 883 Exemption provides that if a non-U.S. corporation satisfies the requirements of Section 883 of the Code and the Treasury Regulations thereunder (or the Section 883 Regulations), it will not be subject to the net basis and branch taxes or 4.0% gross basis tax described below on its U.S. Source International Transportation Income. The Section 883 Exemption only applies to U.S. Source International Transportation Income. The Section 883 Exemption does not apply to U.S. Source Domestic Transportation Income.

A non-U.S. corporation will qualify for the Section 883 Exemption if, among other things, it satisfies the following three requirements:

(i) it is organized in a jurisdiction outside the United States that grants an equivalent exemption from tax to corporations organized in the United States (or an Equivalent Exemption),

(ii) it satisfies one of the following three ownership tests: (a) the Qualified Shareholder Test, (b) the Controlled Foreign Corporation test, or (c) the Publicly Traded Test; and

(iii) it meets certain substantiation, reporting and other requirements.

We are organized under the laws of the Republic of the Marshall Islands. The U.S. Treasury Department has recognized the Republic of the Marshall Islands as a jurisdiction that grants an Equivalent Exemption. Therefore, if we were to be treated as a corporation, we would meet the first requirement for the Section 883 Exemption. We expect that we would be able to satisfy the substantiation, reporting and other requirements and therefore meet the third requirement for the Section 883 Exemption. With respect to the second requirement, we do not believe that we would meet the Controlled Foreign Corporation test or the Publicly Traded test in 2010 or subsequent years if we were to be treated as a corporation. As a result, our ability to qualify for the Section 883 Exemption would depend on our ability to satisfy the Qualified Shareholder Test.

With respect to the Qualified Shareholder test, Teekay Corporation, which at one time owned more than 50.0% of the value of our outstanding equity interests now owns less than 50.0% of the value of our outstanding equity interests. As such, we expect that for 2010 and all succeeding years, in the event we were treated as a corporation, we would not satisfy the Qualified Shareholder test and therefore we would not qualify for the Section 883 Exemption and our U.S. Source International Transportation Income would not be exempt from U.S. federal income taxation.

The 4% Gross Basis Tax

If we were to be treated as a corporation and if the Section 883 Exemption and the net basis tax described below does not apply, we would be subject to a 4% U.S. federal income tax on our U.S. source Transportation Income, without benefit of deductions. We estimate that, in this event, we would be subject to less than $1,000,000 of U.S. federal income tax in 2010 and in each subsequent year (in addition to any U.S. federal income taxes on our subsidiaries, as described below) based on the amount of U.S. Source International Transportation Income we earned for 2009 and our expected U.S. Source International Transportation Income for subsequent years. The amount of such tax for which we would be liable for any year in which we were treated as a corporation for U.S. federal income tax purposes would depend upon the amount of income we earn from voyages into or out of the United States in such year, however, which is not within our complete control.

Net Basis Tax and Branch Profits Tax

We currently do not expect to have a fixed place of business in the United States. Nonetheless, if this were to change or we otherwise were treated as having such a fixed place of business in the United States, our U.S. Source International Transportation Income may be treated as effectively connected with the conduct of a trade or business in the United States (or Effectively Connected Income) if substantially all of our U.S. Source International Transportation Income is attributable to regularly scheduled transportation or, in the case of income derived from bareboat charters, is attributable to the fixed place of business in the United States. Based on our current operations, none of our potential U.S. Source International Transportation Income is attributable to regularly scheduled transportation or is derived from bareboat charters attributable to a fixed place of business in the United States. As a result, if we were classified as a corporation, we do not anticipate that any of our U.S. Source International Transportation Income would be treated as Effectively Connected Income. However, there is no assurance that we would not earn income pursuant to regularly scheduled transportation or bareboat charters attributable to a fixed place of business in the United States in the future, which would result in such income being treated as Effectively Connected Income if we were classified as a corporation. Any income that we earn that is treated as U.S. effectively connected income would be subject to U.S. federal corporate income tax (the highest statutory rate currently is 35%), unless the Section 883 Exemption (as discussed above) applied. The 4% U.S. federal income tax described above is inapplicable to Effectively Connected Income.

Unless the Section 883 Exemption applied, a 30% branch profits tax imposed under Section 884 of the Code also would apply to our earnings that result from Effectively Connected Income, and a branch interest tax could be imposed on certain interest paid or deemed paid by us. Furthermore, on the sale of a vessel that has produced Effectively Connected Income, we could be subject to the net basis corporate income tax and to the 30% branch profits tax with respect to our gain not in excess of certain prior deductions for depreciation that reduced Effectively Connected Income. Otherwise, we would not be subject to U.S. federal income tax with respect to gain realized on sale of a vessel because it is expected that any sale of a vessel will be structured so that it is considered to occur outside of the United States and so that it is not attributable to an office or other fixed place of business in the United States.

Consequences of Possible PFIC Classification

A non-United States entity treated as a corporation for U.S. federal income tax purposes will be a PFIC in any taxable year in which, after taking into account the income and assets of the corporation and certain subsidiaries pursuant to a “look through” rule, either (1) at least 75% of its gross income is “passive” income (or the income test) or (2) at least 50% of the average value of its assets is attributable to assets that produce passive income or are held for the production of passive income (or the assets test).

Based upon our current assets and operations, we do not believe that we would be considered to be a PFIC even if we were treated as a corporation. No assurance can be given, however, that the IRS would accept this position or that we would not constitute a PFIC for any future taxable year if we were treated as a corporation and there were to be changes in our assets, income or operations. In addition, a recent decision of the United States Court of Appeals for the Fifth Circuit in Tidewater Inc. v. United States, 565 F.3d 299 (5th Cir. 2009), held that income derived from certain time chartering activities should be treated as rental income rather than services income for purposes of a foreign sales corporation provision of the Internal Revenue Code. However, the Internal Revenue Service (or IRS) stated in an Action on Decision (AOD 2010-001) that it disagrees with, and will not acquiesce to, the way that the rental versus services framework was applied to the facts in the Tidewater decision, and in its discussion stated that the time charters at issue in Tidewater would be treated as producing services income for PFIC purposes. The IRS’s statement with respect to Tidewater cannot be relied upon or otherwise cited as precedent by taxpayers. Consequently, in the absence of any binding legal authority specifically relating to the statutory provisions governing PFICs, there can be no assurance that the IRS or a court would not follow the Tidewater decision in interpreting the PFIC provisions under the Code. Nevertheless, based on our current assets and operations, , we believe that we would not now or have would have ever been a PFIC even if we were treated as a corporation.

If we were to be treated as a PFIC for any taxable year, a unitholder generally would be subject to special rules resulting in increased tax liability with respect to (1) any “excess distribution” (i.e., the portion of any distributions received by the unitholder on our common units in a taxable year in excess of 125% of the average annual distributions received by the unitholder in the three preceding taxable years or, if shorter, the unitholder’s holding period for the units) and (2) any gain realized upon the sale, exchange or other disposition of the units. Under these special rules:

•	the excess distribution or gain would be allocated ratably over the unitholder’s aggregate holding period for the common units;

•	the amount allocated to the current taxable year and any taxable year prior to the taxable year we were first treated as a PFIC with respect to the unitholder would be taxed as ordinary income in the current taxable year;

•	the amount allocated to each of the other taxable years would be subject to U.S. federal income tax at the highest rate in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

In addition, if we were treated as a PFIC for any taxable year after 2010, a unitholder would be required to file an annual report with the IRS for that year with respect to the unitholder’s common units.

Certain elections, such as a qualified electing fund (or QEF) election or mark to market election, may be available to a unitholder if we were classified as a PFIC. If we determine that we are or will be a PFIC, we will provide unitholders with information concerning the potential availability of such elections.

Under current law, dividends received by individual citizens or residents of the United States from domestic corporations and qualified foreign corporations generally are treated as net capital gains and subject to U.S. federal income tax at reduced rates (currently 15%). However, if we were classified as a PFIC for our taxable year in which we pay a dividend, we would not be considered a qualified foreign corporation, and individuals receiving such dividends would not be eligible for the reduced rate of U.S. federal income tax.

Consequences of Possible Controlled Foreign Corporation Classification

If more than 50% of either the total combined voting power of our outstanding units entitled to vote or the total value of all of our outstanding units were owned, directly, indirectly or constructively, by citizens or residents of the United States, U.S. partnerships or corporations, or U.S. estates or trusts (as defined for U.S. federal income tax purposes), each of which owned, directly, indirectly or constructively, 10% or more of the total combined voting power of our outstanding units entitled to vote (each, a U.S. Shareholder), we generally would be treated as a controlled foreign corporation (or CFC) at any such time as we are properly classified as a corporation for U.S. federal income tax purposes. U.S. Shareholders of a CFC are treated as receiving current distributions of their shares of certain income of the CFC without regard to any actual distributions and are subject to other burdensome U.S. federal income tax and administrative requirements but generally are not also subject to the requirements generally applicable to owners of a PFIC. In addition, a person who is or has been a U.S. Shareholder of a CFC may recognize ordinary income on the disposition of shares of the CFC. Although we do not believe we would be a CFC if we were classified as a corporation for U.S. federal income tax purposes, U.S. persons purchasing a substantial interest in us should consult their tax advisors about the potential implications of being treated as a U.S. Shareholder in the event we were to become a CFC in the future.

Taxation of Our Subsidiary Corporations

Our subsidiaries Arctic Spirit L.L.C., Polar Spirit L.L.C. and Teekay Tangguh Holdco L.L.C. are classified as corporations for U.S. federal income tax purposes and are subject to U.S. federal income tax based on the rules applicable to foreign corporations described above under “Possible Classification as a Corporation — Taxation of Operating Income,” including, but not limited to, the 4% gross basis tax or the net basis tax if the Section 883 Exemption does not apply. We believe that the Section 883 Exemption would apply to our corporate subsidiaries to the extent that it would apply to us if we were to be treated as a corporation. As such, we believe that the Section 883 Exemption does not apply for 2010 and would not apply in subsequent years and, therefore, the 4% gross basis tax will apply to our subsidiary corporations. In this regard, we estimate that we will be subject to approximately $500,000 or less of U.S. federal income tax in 2010 and in each subsequent year based on the amount of U.S. Source International Transportation Income these subsidiaries earned for 2009 and their expected U.S. Source International Transportation Income for 2010 and subsequent years. The amount of such tax for which they would be liable for any year will depend upon the amount of income they earn from voyages into or out of the United States in such year, which, however, is not within their complete control.

As non-U.S. entities classified as corporations for U.S. federal income tax purposes, our subsidiaries Arctic Spirit L.L.C., Polar Spirit L.L.C. and Teekay Tangguh Holdco L.L.C. could be considered PFICs. We received a ruling from the IRS that our subsidiary Teekay Tangguh Holdco L.L.C. will be classified as a controlled foreign corporation (CFC) rather than a PFIC as long as it is wholly-owned by a U.S. partnership. On November 17, 2009 we restructured our subsidiaries Arctic Spirit L.L.C. and Polar Spirit L.L.C. such that they are also owned by our U.S. partnership, and believe that these subsidiaries should be treated as CFCs rather than PFICs following the restructuring.

NON-UNITED STATES TAX CONSIDERATIONS

Marshall Islands Tax Considerations

The following discussion is based upon the opinion of Watson, Farley & Williams (New York) LLP, our counsel as to matters of the laws of the Republic of The Marshall Islands, and the current laws of the Republic of The Marshall Islands applicable to persons who do not reside in, maintain offices in or engage in business in the Republic of The Marshall Islands.

Because we and our subsidiaries do not, and we do not expect that we or any of our subsidiaries will, conduct business or operations in the Republic of The Marshall Islands, and because all documentation related to this offering will be executed outside of the Republic of The Marshall Islands, under current Marshall Islands law holders of our common units will not be subject to Marshall Islands taxation or withholding on distributions, including upon a return of capital, we make to our unitholders. In addition, our unitholders will not be subject to Marshall Islands stamp, capital gains or other taxes on the purchase, ownership or disposition of common units, and they will not be required by the Republic of The Marshall Islands to file a tax return relating to the common units.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, including the Marshall Islands, of his investment in us. Accordingly, each prospective unitholder is urged to consult its tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and non-U.S., as well as U.S. federal tax returns, that may be required of such unitholder.

Canadian Federal Income Tax Considerations

The following discussion is a summary of the material Canadian federal income tax consequences under the Income Tax Act (Canada) (or the Canada Tax Act), as of the date of this prospectus, that we believe are relevant to holders of common units who, for the purposes of the Canada Tax Act and the Canada-United States Tax Convention 1980 (or the Canada-U.S. Treaty) are, at all relevant times, resident in the United States and entitled to all of the benefits of the Canada-U.S. Treaty and who deal at arm’s length with us and Teekay Corporation (or U.S. Resident Holders). This discussion takes into account all proposed amendments to the Canada Tax Act and the regulations thereunder that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof and assumes that such proposed amendments will be enacted substantially as proposed. However, no assurance can be given that such proposed amendments will be enacted in the form proposed or at all.

A U.S. Resident Holder will not be liable to tax under the Canada Tax Act on any income or gains allocated by us to the U.S. Resident Holder in respect of such U.S. Resident Holder’s common units, provided that, for purposes of the Canada-U.S. Treaty, (a) we do not carry on business through a permanent establishment in Canada and (b) such U.S. Resident Holder does not hold such common units in connection with a business carried on by such U.S. Resident Holder through a permanent establishment in Canada.

A U.S. Resident Holder will not be liable to tax under the Canada Tax Act on any income or gain from the sale, redemption or other disposition of such U.S. Resident Holder’s common units, provided that, for purposes of the Canada-U.S. Treaty, such common units do not, and did not at any time in the twelve-month period preceding the date of disposition, form part of the business property of a permanent establishment in Canada of such U.S. Resident Holder.

In this regard, we believe that our activities and affairs can be conducted in a manner that we will not be carrying on business in Canada and that U.S. Resident Holders should not be considered to be carrying on business in Canada for purposes of the Canada Tax Act or the Canada-U.S. Treaty solely by reason of the acquisition, holding, disposition or redemption of their common units. We intend that this is and continues to be the case, notwithstanding that certain services will be provided to Teekay LNG Partners L.P., indirectly through arrangements with Teekay Shipping Limited (a subsidiary of Teekay Corporation that is resident and based in Bermuda), by Canadian service providers, as discussed below.

Under the Canada Tax Act, a resident of Canada (which may include a foreign corporation the central management and control of which is in Canada) is subject to Canadian tax on its world-wide income, subject to any relief that may be provided by any relevant tax treaty. A non-resident corporation or individual that carries on a business in Canada directly or through a partnership is, subject to any relevant tax treaty, subject to tax in Canada on income attributable to its business (or that of the partnership, as the case may be) carried on in Canada. The Canada Tax Act contains special rules that provide assurance to qualifying international shipping corporations that they will not be considered resident in Canada even if they are, in whole or in part, managed from Canada. Further, the Canada Tax Act and many of the tax treaties to which Canada is a party also contain special exemptions for profits derived from international shipping operations.

We have entered into an agreement with Teekay Shipping Limited for the provision of administrative services, and certain of our operating subsidiaries have entered into agreements with:

•	Teekay Shipping Limited for the provision of advisory, technical, ship management and administrative services; and

•	Teekay LNG Projects Ltd., a Canadian subsidiary of Teekay Corporation, for the provision of strategic advisory and consulting services.

Certain of the services that Teekay Shipping Limited provides to us and our operating subsidiaries under the services agreements are and will be obtained by Teekay Shipping Limited through subcontracts with a Canadian subsidiary of Teekay Corporation. The special rules in the Canada Tax Act and various relevant tax treaties relating to qualifying international shipping corporations and income from international shipping operations may provide relief to our operating subsidiaries to the extent that the services provided to them by Canadian entities would otherwise result in such operating subsidiaries being considered to be resident in Canada or to be taxable in Canada on income from such operations by virtue of carrying on business in Canada. However, such rules would not apply to us, as a holding limited partnership, or to our general partner or unitholders. While we do not believe it to be the case, if the arrangements we have entered into result in our being considered to carry on business in Canada for purposes of the Canada Tax Act, our unitholders would be considered to be carrying on business in Canada and would be required to file Canadian tax returns and, subject to any relief provided in any relevant treaty (including, in the case of U.S. Resident Holders, the Canada-U.S. treaty), would be subject to taxation in Canada on any income that is considered to be attributable to the business carried on by us in Canada.

We believe that we can conduct our activities and affairs in a manner so that our unitholders should not be considered to be carrying on business in Canada solely as a consequence of the acquisition, holding, disposition or redemption of common units. Consequently, we believe our unitholders should not be subject to tax filing or other tax obligations in Canada under the Canada Tax Act. However, although we do not intend to do so, there can be no assurance that the manner in which we carry on our activities will not change from time to time as circumstances dictate or warrant in a manner that may cause our unitholders to be carrying on business in Canada for purposes of the Canada Tax Act. Further, the relevant Canadian federal income tax law may change by legislation or judicial interpretation and the Canadian taxing authorities may take a different view than we have of the current law.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, including Canada, of an investment in us. Accordingly, each prospective unitholder is urged to consult, and depend upon, the unitholder’s tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and non-U.S., as well as U.S. federal tax returns, that may be required of the unitholder.

PLAN OF DISTRIBUTION

The selling securityholder may sell the securities covered by this prospectus and applicable prospectus supplements:

•	through underwriters or dealers;

•	through agents;

•	directly to purchasers; or

•	through a combination of any such methods of sale.

If underwriters are used to sell securities, the selling securityholder will enter into an underwriting agreement or similar agreement with them at the time of the sale to them. In that connection, underwriters may receive compensation from the selling securityholder in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Any such underwriter, dealer or agent may be deemed to be an underwriter within the meaning of the U.S. Securities Act of 1933.

Any applicable prospectus supplement relating to the securities will set forth, among other things:

•	the offering terms proposed by the selling securityholder, including the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities and the proceeds to the selling securityholder from such sale;

•	any underwriting discounts, concessions, commissions and other items constituting compensation to underwriters, dealers or agents;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers; and

•	any securities exchanges on which the securities may be listed.

If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions in accordance with the rules of the New York Stock Exchange:

•	at a fixed price or prices that may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

The securities may be offered by the selling securityholder to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in an applicable prospectus supplement, the obligations of underwriters or dealers to purchase the securities will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all the securities if any are purchased. Any public offering price and any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

Securities may be sold directly by the selling securityholder or through agents designated by the selling securityholder from time to time, at prevailing market prices or otherwise. Any agent involved in the offer or sale of the securities in respect of which this prospectus and a prospectus supplement is delivered will be named, and any commissions payable by the selling securityholder to such agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

If so indicated in the prospectus supplement, the selling securityholder will authorize underwriters, dealers or agents to solicit offers from certain specified institutions to purchase securities from the selling securityholder at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to any conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commissions payable for solicitation of such contracts. The underwriters and other persons soliciting such contracts will have no responsibility for the validity or performance of any such contracts.

Underwriters, dealers and agents may be entitled under agreements entered into with the selling securityholder to be indemnified by the selling securityholder against certain civil liabilities, including liabilities under the U.S. Securities Act of 1933, or to contribution by the selling securityholder to payments which they may be required to make. The terms and conditions of such indemnification will be described in an applicable prospectus supplement.

Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for the selling securityholder or the selling securityholder’s affiliates in the ordinary course of business.

Any underwriters to whom securities are sold by the selling securityholder for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any securities.

Certain persons participating in any offering of securities may engage in transactions that stabilize, maintain or otherwise affect the price of the securities offered. In connection with any such offering, the underwriters or agents, as the case may be, may purchase and sell securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities and syndicate short positions involve the sale by the underwriters or agents, as the case may be, of a greater number of securities than they are required to purchase from the selling securityholder in the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the securities sold for their account may be reclaimed by the syndicate if such securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and if commenced, may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise. These activities will be described in more detail in the applicable prospectus supplement.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

Teekay LNG Partners L.P. is organized under the laws of the Republic of The Marshall Islands as a limited partnership. Our general partner is organized under the laws of the Republic of The Marshall Islands as a limited liability company. The Republic of the Marshall Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a significantly lesser extent.

Most of the directors and officers of our general partner and those of our subsidiaries are residents of countries other than the United States. Substantially all of our and our subsidiaries’ assets and a substantial portion of the assets of the directors and officers of our general partner are located outside the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon us, our general partner, our subsidiaries or the directors and officers of our general partner or to realize against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. However, we have expressly submitted to the jurisdiction of the U.S. federal and New York state courts sitting in the City of New York for the purpose of any suit, action or proceeding arising under the securities laws of the United States or any state in the United States, and we have appointed Watson, Farley & Williams (New York) LLP to accept service of process on our behalf in any such action.

Watson, Farley & Williams (New York) LLP, our counsel as to Marshall Islands law, has advised us that there is uncertainty as to whether the courts of the Republic of The Marshall Islands would (1) recognize or enforce against us, our general partner or our general partner’s directors or officers judgments of courts of the United States based on civil liability provisions of applicable U.S. federal and state securities laws or (2) impose liabilities against us, our general partner or our general partner’s directors and officers in original actions brought in the Republic of The Marshall Islands, based on these laws.

LEGAL MATTERS

Unless otherwise stated in the applicable prospectus supplement, the validity of the securities and certain other legal matters with respect to the laws of the Republic of The Marshall Islands will be passed upon for us by our counsel as to Marshall Islands law, Watson, Farley & Williams (New York) LLP. Certain other legal matters may be passed upon for us by Perkins Coie LLP, Portland, Oregon, who may rely upon the opinion of Watson, Farley & Williams (New York) LLP, for all matters of Marshall Islands law. Any underwriter will be advised about other issues relating to any offering by its own legal counsel.

EXPERTS

The consolidated financial statements of Teekay LNG Partners L.P., the effectiveness of Teekay LNG Partners L.P.’s internal control over financial reporting as of December 31, 2009, the consolidated balance sheet of Teekay GP L.L.C. as at December 31, 2009 filed as Exhibit 15.2, and the consolidated financial statements of Teekay Nakilat (III) Corporation for the year ended December 31, 2009 filed as Exhibit 15.3, appearing in Teekay LNG Partners L.P.’s Annual Report on Form 20-F for the year ended December 31, 2009, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements as of December 31, 2009 are incorporated herein by reference in reliance upon such reports of Ernst & Young LLP given on the authority of such firm as experts in accounting and auditing.

EXPENSES

The following table sets forth costs and expenses, other than any underwriting discounts and commissions, we expect to incur in connection with the issuance and distribution of the securities covered by this prospectus. All amounts are estimated except the SEC registration fee.

U.S. Securities and Exchange Commission registration fee	$
FINRA filing fee		*
Legal fees and expenses		*
Accounting fees and expenses		*
Printing costs		*
Transfer agent fees		*

Total	$	*

*	To be provided in a prospectus supplement or in a Report on Form 6-K subsequently incorporated by reference into this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 8.	Indemnification of Directors and Officers

Under its partnership agreement, in most circumstances, Teekay LNG Partners will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

(1) its general partner;

(2) any departing general partner;

(3) any person who is or was an affiliate of the general partner or any departing general partner;

(4) any person who is or was an officer, director, member or partner of any entity described in (1), (2) or (3) above;

(5) any person who is or was serving as a director, officer, member, partner, fiduciary or trustee of another person at the request of the general partner or any departing general partner; or

(6) any person designated by the general partner.

Any indemnification under these provisions will only be out of the assets of Teekay LNG Partners. Unless it otherwise agrees, Teekay LNG Partners’ general partner will not be personally liable for, or have any obligation to contribute or lend funds or assets to Teekay LNG Partners to enable it to effectuate, indemnification. Teekay LNG Partners may purchase insurance against liabilities asserted against and expenses incurred by persons for its activities, regardless of whether Teekay LNG Partners would have the power to indemnify the person against liabilities under the partnership agreement.

Teekay LNG Partners is authorized to purchase (or to reimburse its general partners for the costs of) insurance against liabilities asserted against and expenses incurred by its general partner, its affiliates and such other persons as the general partner may determine and described in the paragraph above, whether or not it would have the power to indemnify such person against such liabilities under the provisions described in the paragraphs above. The general partner has purchased insurance covering its officers and directors against liabilities asserted and expenses incurred in connection with their activities as officers and directors of the general partner or any of its direct or indirect subsidiaries.

ITEM 9.	Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit
Number	Description

4.1	First Amended and Restated Agreement of Limited Partnership of Teekay LNG Partners L.P. dated as of May 10, 2005, as amended by Amendment No. 1 dated as of May 31, 2006 (incorporated by reference to Exhibit 3.2 to the Report on Form 6-K of Teekay LNG Partners L.P. filed with the Securities and Exchange Commission on August 17, 2006)

4.2	Amendment No. 2 dated as of January 1, 2007 to the first Amended and Restated Agreement of Limited Partnership of Teekay LNG Partners L.P., as amended (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form F-3 of Teekay LNG Partners L.P. filed with the Securities and Exchange Commission on October 20, 2009)

5.1	Opinion of Watson, Farley & Williams (New York) LLP, relating to the legality of the securities being registered

8.1	Opinion of Perkins Coie LLP, relating to tax matters

8.2	Opinion of Watson, Farley & Williams (New York) LLP, relating to tax matters

23.1	Consent of Ernst & Young LLP

23.2	Consent of Watson, Farley & Williams (New York) LLP (contained in Exhibit 5.1)

23.3	Consent of Perkins Coie LLP (contained in Exhibit 8.1)

24.1	Powers of Attorney (contained on page II-6)

*	To be filed by amendment or as an exhibit to a Report on Form 6-K of the Registrant that is subsequently incorporated by reference into this registration statement.

(b) Financial Statement Schedules.

All supplemental schedules are omitted because of the absence of conditions under which they are required or because the information is shown in the financial statements or notes thereto.

(c) Reports, Opinions, and Appraisals

The following reports, opinions, and appraisals are included herein: None.

ITEM 10	Undertakings

The Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

a. To include any prospectus required by section 10(a)(3) of the U.S. Securities Act;

b. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

c. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs 1(a), 1(b) and 1(c) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2. That, for the purpose of determining any liability under the U.S. Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by section 10(a)(3) of the U.S. Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph 4 and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by section 10(a)(3) of the U.S. Securities Act or § 210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

5. That, for the purpose of determining liability under the U.S. Securities Act of 1933 to any purchaser:

a. Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

b. Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the U.S. Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

6. That, for the purpose of determining liability of the registrant under the U.S. Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

a. Any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424;

b. Any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

c. The portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

d. Any other communication that is an offer in the offering made by the Registrant to the purchaser.

The Registrant hereby undertakes that, for purposes of determining any liability under the U.S. Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the U.S. Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the U.S. Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the U.S. Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southport, State of Connecticut, United States of America on November 24, 2010.

TEEKAY LNG PARTNERS L.P.
Teekay GP L.L.C., its General Partner

By:	/s/ Peter Evensen
Name:   Peter Evensen

Title:	Chief Executive Officer and
Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below appoints Peter Evensen and C. Sean Day, and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering by the selling securityholder that is to be effective upon filing pursuant to Rule 462(b) under the U.S. Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his or her substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on November 24, 2010.

Signature	Title

/s/ Peter Evensen Peter Evensen	Chief Executive Officer and Chief Financial Officer (Principal Executive, Financial and Accounting Officer), Director of Teekay GP L.L.C. and Authorized Representative in the United States

/s/ C. Sean Day C. Sean Day	Chairman and Director of Teekay GP L.L.C.

/s/ Bjorn Moller Bjorn Moller	Vice Chairman and Director of Teekay GP L.L.C.

/s/ Robert E. Boyd Robert E. Boyd	Director of Teekay GP L.L.C.

/s/ Ida Jane Hinkley Ida Jane Hinkley	Director of Teekay GP L.L.C.

/s/ Ihab J.M. Massoud Ihab J.M. Massoud	Director of Teekay GP L.L.C.

/s/ George Watson George Watson	Director of Teekay GP L.L.C.

INDEX TO EXHIBITS

Exhibit
Number	Description

4.1	First Amended and Restated Agreement of Limited Partnership of Teekay LNG Partners L.P. dated as of May 10, 2005, as amended by Amendment No. 1 dated as of May 31, 2006 (incorporated by reference to Exhibit 3.2 to the Report on Form 6-K of Teekay LNG Partners L.P. filed with the Securities and Exchange Commission on August 17, 2006)

4.2	Amendment No. 2 dated as of January 1, 2007 to the first Amended and Restated Agreement of Limited Partnership of Teekay LNG Partners L.P., as amended (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form F-3 of Teekay LNG Partners L.P. filed with the Securities and Exchange Commission on October 20, 2009)

5.1	Opinion of Watson, Farley & Williams (New York) LLP, relating to the legality of the securities being registered

8.1	Opinion of Perkins Coie LLP, relating to tax matters

8.2	Opinion of Watson, Farley & Williams (New York) LLP, relating to tax matters

23.1	Consent of Ernst & Young LLP

23.2	Consent of Watson, Farley & Williams (New York) LLP (contained in Exhibit 5.1)

23.3	Consent of Perkins Coie LLP (contained in Exhibit 8.1)

24.1	Powers of Attorney (contained on page II-6)

*	To be filed by amendment or as an exhibit to a Report on Form 6-K of the Registrant that is subsequently incorporated by reference into this registration statement.